UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZIONS BANCORPORATION,
NATIONAL ASSOCIATION

 (Name of registrant as specified in its charter)

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April 18, 2019

Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation, N.A. The meeting will be held on Friday, May 31, 2019, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.
We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 19, 2019, you will receive a Notice of Internet Availability of Proxy Materials, or Notice, which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.
It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice. As an alternative, you may follow the procedures outlined in your Notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Bank the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts, and the public are welcome to listen to the Annual Meeting via a live webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons
Chairman and Chief Executive Officer

ZIONS BANCORPORATION, N.A.
One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 31, 2019

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:    May 31, 2019
Time:    1:00 p.m., local time
Place:    Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our website at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect 11 directors for a one-year term (Proposal 1)

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2019 (Proposal 2)

3.	To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended December 31, 2018 (Proposal 3)

4.	To establish through a nonbinding advisory vote the preference of our shareholders regarding whether the nonbinding advisory vote on executive compensation should occur every one, two or three years
(Proposal 4).

Record Date: Only shareholders of record on March 28, 2019, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust, or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors
Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
April 18, 2019

ZIONS BANCORPORATION, N.A.
One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION
Your proxy is solicited by the Board of Directors (referred to as the “Board”) of Zions Bancorporation, N.A. (referred to as “Zions,” “we,” “our,” “us,” or the “Bank”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 31, 2019, at 1:00 p.m. local time.
In accordance with rules and regulations of the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 19, 2019, we will send a Notice of Internet Availability of Proxy Materials rather than a printed copy of the materials to our shareholders of record as of March 28, 2019, the record date for the Annual Meeting.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:

➢	FOR the election of the 11 directors listed on page 67 to a one-year term of office (Proposal 1)

➢	FOR ratification of the appointment of our independent registered public accounting firm for 2019 (Proposal 2)

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended December 31, 2018 (Proposal 3)

➢
ONE YEAR in response to a proposal establishing the preference of our shareholders regarding whether the nonbinding advisory vote to approve compensation paid to our named executive officers should occur every one, two or three years (Proposal 4)

If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.
The only shares that may be voted at the Annual Meeting are the 182,512,940 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.

On all matters other than the election of directors, the action will be approved if the number of shares validly voted “for” the action exceeds the number of shares validly voted “against” the action. The same majority vote standard also applies in the uncontested election of directors. In all elections of directors, each shareholder entitled to vote shall have the right to vote, in person or by proxy, each share owned by him or her for as many persons as there are directorships to be voted on. Each nominee will be elected as director for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee fails to receive such a majority of votes, he or she will be required by our corporate governance guidelines to promptly tender his or her resignation following certification of the vote. Please see “Board and Corporate Governance Highlights” at page 3 of this proxy statement for further information about this resignation process. At a contested election, the directors will be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee).  A quorum of our shares must be present or represented by proxy before any action can be taken at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the record date. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.
Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Bank, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as all other shares are voted with respect to each discretionary item. Under the NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Bank’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve 2018 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), or on the proposal establishing the frequency preferred by shareholders for the nonbinding advisory vote to approve executive compensation (Proposal 4), unless you provide specific instructions on how to vote. Broker non-votes will have no effect on the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to high standards of ethics and sound corporate governance, including oversight of the Bank’s affairs by a strong, qualified, and independent Board of Directors. We regularly review and consider enhancements to our corporate governance guidelines and practices.
CORPORATE GOVERNANCE ENHANCEMENT AND PRACTICES

•	Four new, independent members have been added to the Board since 2015. The average tenure of the Board as of the date of this Proxy Statement is 12 years.

•	Our Board includes an independent lead director selected by our independent Board members, with clearly defined duties to complement the leadership of our Chairman and CEO, Harris H. Simmons.

•
Directors regularly review and approve corporate strategy, providing oversight and effective challenge of management as needed, to help facilitate the creation of value for our shareholders, employees, and the communities we serve.

•
Nine of our eleven director nominees are independent. Members of management serving on the Board include Chairman and CEO Harris H. Simmons and President and Chief Operating Officer Scott McLean. The National Bank Act requires a bank’s president to serve on its Board of Directors.

•	With the exception of the Executive Committee, all of the Board’s Committees are comprised entirely of independent Board members.

•	All directors are elected for one-year terms.

•
We use a majority vote standard in uncontested director elections and recently adopted a resignation policy in the Bank’s corporate governance guidelines. If the votes cast to elect a nominee fail to constitute a majority of the votes cast with respect to that nominee, the nominee must tender his or her resignation, and the Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. The Board must take action within 90 days following certification of the vote, unless the action would cause the Bank to fail to comply with any listing or legal requirement, in which event the Board will take action as promptly as is practicable while continuing to meet such requirements. The Board must publicly disclose whether they accepted or rejected the nominee’s resignation and the reasons for the decision.

•	Board candidates are selected with consideration given to diversity in background, viewpoint, and experience.

•
The Bank recently amended its bylaws to provide that shareholder nominees for director may be included in the Bank’s proxy materials. Please see the Bank’s Second Amended and Restated Bylaws (“Bylaws”) included as an Exhibit to its current report on Form 8-K filed on April 4, 2019 for further information.

•	Directors and executive officers are subject to stock ownership and retention requirements.

•	Hedging of Bank stock by directors and executive officers is strictly prohibited.

•	Pledging of Bank stock by directors and executive officers is restricted; such pledging is subject to approval, and is reviewed annually by the Board’s Compensation Committee.

SHAREHOLDER OUTREACH
Throughout the year, we meet regularly with investors and actively seek their feedback on a wide variety of topics related to our performance, including business strategy, industry trends, capital management, governance, risk management, keys to core earnings growth, portfolio concentrations and compensation. During 2018, we held more than 270 meetings with nearly 170 unique institutional investment firms, primarily those investing in or analyzing the common equity of the Bank.  As part of this outreach, we traveled to see investors in 20 cities located in the United States and Europe, presented at 9 investor conferences, hosted approximately 100 face-to-face interactions with shareholders in their offices and held one-on-one or small group meetings with more than 170 investors in investor conference settings. We hosted a full day investor conference on March 1, 2018, in Salt Lake City, Utah, which was also available via webcast. In 2018, the Bank issued senior bank debt for the first time and therefore we conducted fixed income investor outreach, meeting with dozens of fixed income investors and soliciting feedback. We strive to be transparent and responsive to the ever-changing interests of the investor community. The feedback received from investors and analysts at these meetings and events is discussed regularly in management and Board-level meetings.
At our 2018 Annual Meeting, our shareholders approved a non-binding advisory say-on-pay proposal with approximately 96% of the votes cast voting in favor of that proposal. The Compensation Committee of the Board reviewed the results of the shareholder vote, which indicates there is strong support among shareholders for our compensation structure and decisions.
As we design our compensation programs, we are mindful of balancing the objectives of our various constituencies, including our investors, regulators, customers, and employees. Industry-wide guidance from regulators has focused on ensuring that incentive compensation programs do not encourage excessive or unnecessary risk-taking. Our shareholders also have a wide variety of perspectives on compensation and we were pleased to engage with a number of them over the course of 2018 to learn more about their viewpoints.
In recent years, our Board has worked to incorporate feedback from investors to more closely align pay with performance, in part by making the following refinements to our incentive compensation award determination processes:

•	Created greater transparency regarding incentive compensation targets for members of the Bank’s Executive Management Committee (“EMC”)

•	Formalized guidance on how performance appraisals for each EMC member should inform cash bonus payments for respective EMC members, as described under “Compensation Discussion and Analysis”

•
Expanded the scope of the risk management assessment of each EMC member, which is an important input into each EMC member’s overall Performance Appraisal Rating, to include a more comprehensive assessment of each EMC member’s risk management performance

We intend to continue to manage our current compensation structures and approach to ensure that there is ongoing support for our pay programs among various constituencies, including our investors, regulators, and employees.

DIRECTOR NOMINEES
You are being asked to elect 11 directors, each to hold office until the next Annual Meeting of shareholders or until his or her successor is duly elected or qualified. The proposal for the election of these directors (Proposal 1) begins on page 67 of this Proxy Statement.
The names, ages, and biographical information for each nominee to our Board are set forth below. See page 11 of this Proxy Statement for a listing of the Board committee membership of each nominee.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Jerry C. Atkin Age 70 Director since 1993
Mr. Atkin is chairman and retired CEO of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills and experience as the head of a publicly traded company for 40 years as well as an accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

Gary L. Crittenden Age 65 Director since 2016
Mr. Crittenden is a private investor and has been a non-employee executive director of HGGC, LLC, a California-based middle market private equity firm, since January 2017. He also serves on the Board of Directors of Pluralsight, Inc., where he is a member of the nominating and corporate governance committee. During the period of 2009 to January 2017 he served in various capacities at HGGC, including managing director, chairman, and CEO. He is a member of the board of Primerica, where he serves on the audit committee. He previously served as chairman of Citi Holdings, and as chief financial officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation and Filene’s Basement following a consulting career at Bain & Company.

Mr. Crittenden brings substantial experience in banking and financial services, mergers and acquisitions, investment management, public markets, finance and accounting, risk management and regulatory relations.

Suren K. Gupta Age 58 Director Since 2015
Mr. Gupta is executive vice president of Technology, Global Operations and Strategic Ventures at Allstate Insurance Company, where he has served since 2011. From 2003 to 2011, he served as executive vice president and group chief information officer, Home & Consumer Finance Group, at Wells Fargo & Company.

Mr. Gupta’s deep experience in technology, operations, and business strategy adds depth to our Board’s knowledge about data, technology, and security, areas of evolving and increasing risk to the financial services industry. He has held senior technology, operations, sales, marketing and strategic development roles at GMAC Residential, INTELSAT, a telecommunications company, and at Thomson Corp., an information company.

J. David Heaney Age 70 Director since 2005
Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc. Mr. Heaney was a partner of the law firm Bracewell & Patterson (now Bracewell).

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Vivian S. Lee Age 52 Director since 2015
Dr. Lee is the president of Health Platforms at Verily Life Sciences, where she has served since 2018. From 2011 to 2017, she was senior vice president of Health Sciences at the University of Utah, dean of the university’s School of Medicine, and CEO of University of Utah Health Care. She was previously the vice dean for science, senior vice president, and chief scientific officer of New York University Medical Center. From 2014 until 2015, Dr. Lee also served on the Board of Directors of Zions First National Bank.

Dr. Lee brings a wealth of experience as a CEO focused on streamlining processes and improving efficiency in the highly regulated and rapidly evolving health care industry. She has been responsible for an annual budget of more than $3.5 billion, and led a healthcare system comprising four hospitals, numerous clinical and research specialty centers, neighborhood health centers, an insurance plan, and more than 1,200 board-certified physicians.

Scott J. McLean Age 62 Director since 2006
Mr. McLean is President and Chief Operating Officer, or COO, of Zions Bancorporation, N.A. He is a director of CenterPoint Energy.

With 39 years of banking experience, Mr. McLean has served for 17 years in leadership positions for the Zions organization, including as CEO of its Amegy Bank affiliate prior to assuming his current position in 2014. Mr. McLean is active in the community, including having served as chairman of the board of the United Way in Houston.

Edward F. Murphy Age 66 Director since 2014
Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise wide operational risk management. He is also a former executive vice president of JP Morgan Chase Incorporated.

Mr. Murphy is a Certified Public Accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JP Morgan Chase, he held several senior leadership positions, including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses.

Stephen D. Quinn Age 63 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations. At Group 1 Automotive, he is currently the non-executive Chairman; he chairs the nominating/governance committee and is a member of the audit and compensation committees. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Harris H. Simmons Age 64 Director since 1989
Mr. Simmons is Chairman and Chief Executive Officer, or CEO, of Zions Bancorporation, N.A. He was previously a director of Questar Corporation.

Mr. Simmons’ over 40 years of experience in banking and leadership of the Bank is invaluable to the Board. During his tenure as our president and then chairman and CEO, the Bank has grown from $3 billion in assets to our present $69 billion in assets. He is past chairman of the American Bankers Association.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Aaron B. Skonnard Age 46 New Nominee
Mr. Skonnard is the co-founder, chairman of the board, and CEO of Pluralsight, Inc., a publicly traded enterprise software-as-a-service company focused on teaching technology skills through its leading technology skills development platform used by 70% of the Fortune 500 companies.

Mr. Skonnard is a founder and board member of the Silicon Slopes organization, a nonprofit designed to empower Utah’s startup and tech community. His anticipated contributions to the Board include his expertise in technology and his valuable perspective as a philanthropist, entrepreneur, and chief executive officer of a publicly traded company.

Barbara A. Yastine Age 59 Director since 2017
Ms. Yastine is a private investor. She served as a director and co-CEO of privately-held Lebenthal Holdings, LLC from September 2015 to June 2016.  Ms. Yastine previously served as chair, president and CEO of Ally Bank from March 2012 to June 2015. From May 2010 to March 2012, she served as either chair or executive chair of Ally Bank and chief administrative officer of Ally Financial, overseeing the risk, compliance, legal and technology areas. Prior to joining Ally Financial, she served in various capacities in the financial industry, including with Credit Suisse First Boston and Citigroup. Ms. Yastine is a member of the boards of directors of Primerica, Inc. (chair, compensation committee); First Data Corp. (chair, audit committee); and Axis Capital holdings (member, Audit Committee, Governance Committee and Risk Committee).

Ms. Yastine brings to our Board her expertise in general management, consumer and commercial banking, digital strategies, branding, investment banking and capital markets, wealth management, risk and asset management, finance, strategic planning, and bank regulatory matters from her broad experience serving in financial services.

With the exception of Aaron Skonnard, who is a new nominee standing for election to the Board, and Scott McLean, the Bank’s president, each member of the Bank’s Board of Directors was previously a director of Zions Bancorporation, the Bank’s former holding company, which merged with and into the Bank effective September 30, 2018. The National Bank Act requires the Bank’s president to serve on its Board of Directors.

BOARD MEETINGS AND ATTENDANCE
During 2018, our full Board held nine meetings and the non-management directors met in confidential “executive sessions” seven times. Our independent lead director presided at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s Annual Meeting of shareholders. All of our directors are expected to attend the regularly scheduled meetings of the Board, including the organizational meeting held in conjunction with the Annual Meeting, meetings of committees of which they serve as members, and our Annual Meeting of shareholders.
The Board regularly schedules educational presentations during its regular meetings to stay current on market, regulatory and industry issues. In addition, our Board members periodically attend industry conferences, meetings with regulatory agencies, and training and educational sessions pertaining to their service on the Board and its committees.
The Board typically invites members of management, including our chief financial officer, or CFO; general counsel; chief risk officer, or CRO; chief credit officer; and director of Internal Audit to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•
Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers

•	Code of Business Conduct and Ethics, which applies to all of our officers and employees, including the CEO, president and COO, CFO, and controller

•	Code of Business Conduct and Ethics for members of the Board of Directors

•
Related-Party Transactions Policy, which prohibits certain transactions between the Bank and its directors, executive officers, and 5% shareholders without necessary disclosure and approval or ratification

•	Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares

•	Policies prohibiting hedging and restricting pledging of Bank stock by directors or executive officers

•
Incentive Compensation Clawback Policy, which allows the Bank to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee

These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.
BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that 9 of our 11 Board nominees are “independent” as defined by the rules of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s lead director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s committees, other than the Executive Committee, are independent. As noted elsewhere in this proxy statement, members of management serving on the Board include Chairman and CEO Harris H. Simmons and President and Chief Operating Officer Scott McLean. The National Bank Act requires a bank’s president to serve on its Board of Directors.

Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Bank’s Nominating and Corporate Governance Committee of any such direct or indirect relationship between the director and the Bank or its subsidiaries (such as where the director is a partner, shareholder or officer of an organization that has any relationship with the Bank or any of its subsidiaries) that could interfere with the director’s exercise of independent judgment. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as the relative magnitude of the relationship, the financial or other importance of the relationship to the director and the Bank and its subsidiaries, and whether the relationship was made in the ordinary course on arms-length terms for which substitute arrangements are readily available to the director and the Bank and its subsidiaries. Applying this definition, the Board has determined that all of our directors are independent except for Harris H. Simmons, who is the chairman and CEO of the Bank, and Scott J. McLean, president and COO of the Bank. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.
Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Bank. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Bank, including 28 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Bank’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure—which includes regular executive sessions each chaired by an independent lead director; meetings with the Bank’s external auditors, internal auditors, and other consultants; meetings with members of our management; and active Board and committee members—provides effective challenge and appropriate oversight of the Bank’s policies and business. The Board believes that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
This structure was affirmed by votes of the shareholders in 2010, and each of 2013-2017, and allows the Board discretion to select the person or persons most qualified to lead the Bank.
INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of our Board of Directors is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent Board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Bank’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Bank, an independent director selected solely by the Bank’s independent directors will serve as the “Lead Director.” The role of the lead director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:

•	Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors

•	Calling meetings of independent directors

•
Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Bank and its performance, and relaying those concerns, where appropriate, to the full Board

•	Conducting calls with each Board member as part of the Board’s effectiveness review process

•	Consulting with the CEO regarding the concerns of the directors

•	Being available for consultation with the senior executives of the Bank as to any concerns any such executive might have

•	Communicating with shareholders upon request

•	Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board

•	Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role
Further, our Board’s Audit, Compensation, Risk Oversight, and Nominating and Corporate Governance Committees are composed entirely of independent directors, while five of the six members of our Executive Committee are independent. All five of our standing committees are chaired by independent directors.
BOARD COMMITTEES
Our Board’s standing committees are:

•	Executive Committee

•	Audit Committee

•	Risk Oversight Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Bank’s Bylaws. The current versions of the written committee charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters periodically. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness review. All of the committee charters were reviewed and minor updates made as needed during 2018.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated periodically at the Board’s discretion. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The following table provides membership information for each of the Board’s standing committees as of the record date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin		✓		✓	✓
Gary L. Crittenden	✓	✓			✓*
Suren K. Gupta			✓
J. David Heaney	✓		✓*	✓
Vivian S. Lee	✓			✓*
Edward F. Murphy	✓	✓*	✓
Roger B. Porter**				✓	✓
Stephen D. Quinn, Lead Director	✓*	✓			✓
Harris H. Simmons	✓
Barbara A. Yastine			✓
* Committee Chair
**Mr. Porter reached retirement age as specified in the Bank’s Corporate Governance Guidelines and therefore has not been nominated to stand for reelection at the 2019 annual meeting.
Executive Committee
Our Executive Committee had six members during 2018. The Executive Committee reviews projects or proposals that require prompt action from the Bank. Subject to certain exceptions, the Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Bank; or remove or indemnify directors. The chairman of the Executive Committee is an independent director and serves as the lead director. The Executive Committee did not meet in 2018.
Audit Committee
Our Audit Committee had four members and met 12 times during 2018, and held one additional joint session with the Bank’s Risk Oversight Committee. A written charter approved by the Board governs the Audit Committee. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in its charter and highlighted in the “Report of the Audit Committee” included in this Proxy Statement. The Board has determined that each member of the Audit Committee as listed on page 11 of this Proxy Statement is an audit committee financial expert with experience and attributes in accordance with the rules of the SEC and Nasdaq’s listing standards.
Risk Oversight Committee
Our Risk Oversight Committee had four members and met seven times during 2018, and held one additional joint session with the Bank’s Audit Committee. A written charter approved by the Board governs the Risk Oversight Committee. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Bank’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Bank’s significant risks. The Board has also determined that the experience and backgrounds of the members of the Risk Oversight Committee collectively satisfy the pertinent requirements under its committee charter and the Dodd-Frank Act that its members have experience in identifying, assessing, and managing the risks of large, complex, financial firms.

Compensation Committee
Our Compensation Committee had four members and met five times during 2018. Each of its members is independent, determined as described in its committee charter. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Bank’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Bank. The Compensation Committee considers the perspectives of shareholders, regulators, and outside consultants regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2018 or as of the date of this Proxy Statement is or has been an officer or employee of the Bank, and no executive officer of the Bank served on the compensation committee or board of any company that employed any member of the Bank’s Compensation Committee or Board. None of the members had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee had four members who met three times during 2018. Each of its members is independent, determined as described in its committee charter. The purpose of the committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Bank.
In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:

•	Personal qualities and characteristics, accomplishments, and professional reputation

•	Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business

•	Ability and willingness to commit adequate time to Board and committee matters

•	Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Bank

•	Diversity of viewpoints, backgrounds, and experience

•	Ability and skill set required to chair committees of the Board

•	Relevant and significant experience in public companies
The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.
The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.

The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee should follow the process set forth in the Bank’s Bylaws. For more information on this process, see “Shareholder Proposals for 2020 Annual Meeting.”
BOARD INVOLVEMENT IN RISK OVERSIGHT
Risk Management Philosophy and Framework
The Bank has developed a multifaceted and comprehensive approach to risk management. We recognize that risk is inherent in our business and central to everything we do. As a result, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Management Framework, and the interests of shareholders and other stakeholders.
The Bank’s Risk Management Framework is a fundamental component of the Bank’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Bank’s business. The Risk Management Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Bank’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Bank’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Bank’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk Management Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Bank’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Management Framework at least biannually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Bank’s Risk Management Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
Board Committee Risk Oversight
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees.
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Bank’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Bank’s strategic plan, goals, and objectives. It reviews and oversees the operation of the Bank’s Risk Management Framework. It formally reports to the full Board periodically and reviews and recommends the articulation of the Bank’s Risk Management Framework and the overall risk capacity and risk management limits. The Risk Oversight Committee assists the Board and its other committees with their risk related activities. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board with regard to areas of overlapping responsibility. The CRO reports directly to the Risk Oversight Committee and directly to the Bank’s CEO. The Risk Oversight Committee and the CEO jointly review the performance of the CRO and, when necessary, oversee the selection of his or her replacement.
Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of controls over financial reporting. Among other responsibilities, the Audit Committee regularly reviews our earnings releases and annual and quarterly filings with the SEC, and, where appropriate, reviews other selected SEC filings and disclosures regarding financial matters. It also receives formal reports from the Bank’s chief audit executive, the CFO and our general counsel on significant matters. The chief audit executive reports directly to the Audit Committee and administratively to the Bank’s CEO. The Audit Committee reviews the performance of the chief audit executive annually, determines the individual’s compensation and, when necessary, oversees the selection of his or her replacement.
Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing compensation in ways that discourage unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with any applicable laws and guidance or limitations issued by regulatory agencies.
OTHER DIRECTOR MATTERS
Gary Crittenden served as CFO of Citigroup from March 2007 to March 2009.  In July 2010, Mr. Crittenden entered into an order with the SEC in which it found that he should have known that certain statements made by Citigroup, while he was chief financial officer, were materially misleading and he paid a civil monetary penalty of $100,000.  Mr. Crittenden did not admit any wrongdoing in connection with the matter or disgorge any amount to Citigroup, and he did not face a ban from any future activities.  In considering Mr. Crittenden’s nomination to our Board in 2016, our Nominating and Corporate Governance Committee reviewed the SEC Order and related matters and concluded that they do not raise any concerns about his qualification to serve on our Board.

EXECUTIVE OFFICERS OF THE BANK
The following information is furnished with respect to certain of the executive officers of the Bank. Unless otherwise noted, the positions listed are those the officers hold with the Bank1 as of the date of this Proxy Statement.

Individual [2]	Principal Occupation During Past Five Years [1]
Harris H. Simmons Age 64 Officer since 1981	Chairman and Chief Executive Officer
James R. Abbott Age 45 Officer since 2009	Senior Vice President, Investor Relations
Bruce K. Alexander Age 66 Officer since 2000	Executive Vice President. President and Chief Executive Officer – Vectra Bank Colorado
A. Scott Anderson Age 72 Officer since 1997	Executive Vice President. President and Chief Executive Officer – Zions Bank
Paul E. Burdiss Age 53 Officer since 2015	Executive Vice President and Chief Financial Officer. Prior to May 2015, Corporate Treasurer at SunTrust Banks, Inc. and SunTrust Bank
David E. Blackford Age 70 Officer since 2001	Executive Vice President. Chief Executive Officer – California Bank & Trust
Kenneth J. Collins Age 53 Officer since 2018	Executive Vice President, Business Technology. Officer of Bank subsidiaries or divisions holding various positions from 2014-2018

Individual [2]	Principal Occupation During Past Five Years [1]
Alan M. Forney Age 58 Officer since 2018
Executive Vice President. President and Chief Executive Officer – The Commerce Bank of Washington. Prior to 2018, officer of The Commerce Bank of Washington holding various positions, including chief lending officer

Olga Hoff Age 45 Officer since 2018	Executive Vice President, Retail Banking. Prior to 2018, officer of Bank subsidiaries or divisions holding various positions
Alexander J. Hume Age 45 Officer since 2006	Senior Vice President and Corporate Controller
Dianne R. James Age 65 Officer since 2012	Executive Vice President and Chief Human Resources Officer
Thomas E. Laursen Age 67 Officer since 2004	Executive Vice President, General Counsel and Secretary
Scott J. McLean Age 62 Officer since 2006	President and Chief Operating Officer. Mr. McLean also serves on the Board of the Bank
Keith D. Maio Age 61 Officer since 2005	Executive Vice President and Chief Banking Officer. Prior to 2015, President and Chief Executive Officer of National Bank of Arizona
Michael Morris Age 60 Officer since 2013	Executive Vice President and Chief Credit Officer
Rebecca K. Robinson Age 44 Officer since 2016	Executive Vice President and Director of Wealth Management. Prior to 2016, President of Zions Trust
Edward P. Schreiber Age 60 Officer since 2013	Executive Vice President and Chief Risk Officer
Terry A. Shirey Age 47 Officer since 2017	Executive Vice President. President and CEO – Nevada State Bank. Prior to 2017, officer of Nevada State Bank holding various positions
Jennifer A. Smith Age 46 Officer since 2015	Executive Vice President and Chief Information Officer. Prior to 2015, officer of Bank subsidiaries holding various positions
Steve D. Stephens Age 60 Officer since 2010	Executive Vice President. President and Chief Executive Officer – Amegy Bank
Randy R. Stewart Age 59 Officer since 2018	Executive Vice President, Enterprise Mortgage Lending. Prior to 2018, officer of Amegy Bank holding various positions
Mark R. Young Age 59 Officer since 2015	Executive Vice President. President and Chief Executive Officer – National Bank of Arizona. From 2011 to 2015, Executive Vice President, Real Estate Banking of National Bank of Arizona

[1]
Many of the individuals held the same or similar position for Zions Bancorporation, the Bank’s former holding company, which merged with and into the Bank effective September 30, 2018, and various positions with one or more of the Bank’s former bank affiliates for some or all of the period from 2014 to December 31, 2015, when such affiliates were consolidated with the Bank.

[2]	Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
In this Compensation Discussion and Analysis, or CD&A, we provide an overview of our executive compensation philosophy and decision-making process for 2018 compensation paid or awarded to our Named Executive Officers, or NEOs, and the factors we considered in making those decisions. Our NEOs for 2018 are:

•	Harris H. Simmons, Chairman and Chief Executive Officer (CEO)

•	Paul E. Burdiss, Chief Financial Officer (CFO)

•	Scott J. McLean, President & Chief Operating Officer (COO)

•	Edward P. Schreiber, Chief Risk Officer (CRO)

•	David E. Blackford, CEO of California Bank & Trust
All of the NEOs are members of our Executive Management Committee, or EMC, which is made up of our CEO and his senior leadership team. Compensation for members of the EMC is determined by the Compensation Committee, or the Committee.
2018 PERFORMANCE HIGHLIGHTS
The Bank had many accomplishments in 2018, some of which are as summarized below. The Bank achieved record income, both pretax and after-tax, through prudent loan and deposit growth and a focus on careful cost control and simplifying the way we do business to produce better results with less risk.
Net earnings applicable to common shareholders increased 55% to $850 million, and earnings per share increased 57% to $4.08. The strong improvement in earnings was due in part to the reduction in the corporate tax rate from 35% to 21% resulting from the Tax Cuts and Jobs Act of 2017, but pretax income growth was also very strong, increasing 22% to $1,143 million.
Credit results in 2018 were strong. The Bank experienced net recoveries of previously charged-off loans equal to 0.04% of average loans and leases, with recoveries of previously charged-off loans exceeding gross charge-offs by $16 million, including net recoveries in three of the year’s four calendar quarters.
In mid-2015, management announced a series of initiatives designed to improve performance. The Bank achieved each of the objectives established at that time. Over the past three years taxable-equivalent revenues have grown at a compounded rate of 7.8% while operating expenses have compounded at just 1.9%, resulting in pretax pre-provision net revenue (PPNR) nearly doubling. The Bank’s efficiency ratio has declined from 70.7% in 2015 to 59.6% in 2018.
Some of the Bank’s major 2018 performance achievements are highlighted in the following charts. For additional information on the Bank’s 2018 performance, see the Bank’s 2018 annual report on Form 10-K filed with the SEC.

2018 PERFORMANCE SNAPSHOT

[1]	Reported tax equivalent net interest income minus net loan charge-offs as a percentage of average earning assets

For purposes of these charts, peer median is the median of the relevant metric for the Zions custom peer group described later in this document under the section labeled “Peer Group.”
2018 COMPENSATION HIGHLIGHTS
The Committee awarded the Bank’s NEOs total compensation with respect to 2018 that the Committee believes is generally commensurate with the Bank’s strong performance in 2018.
The total compensation awarded to the Bank’s NEOs for the 2018 performance year increased 13.8% over total compensation awarded to these executives for the prior year. In aggregate the total compensation for the NEOs is within 6% of the estimated total target compensation median for similarly situated executives in the 2018 custom peer group (described below).
The 2018 combined annual cash incentive awards for the Bank’s NEOs (excluding the CEO) increased 18% year-over-year and the total grant date value of the long-term incentive awards made to these four executives was up 1% in aggregate from the prior year.
The total compensation for the Bank’s CEO is less than the peer median. For 2018, the total compensation for Mr. Simmons is estimated to be 16% less than the market median for CEOs in the Bank’s 2018 custom peer group. The 2018 total compensation for the Bank’s other NEOs is competitive with market medians. For 2018, the aggregate total compensation for Messrs. Burdiss, McLean, Schreiber, and Blackford is estimated to be approximately 2% greater than the median for similarly situated executives in the Bank’s 2018 custom peer group.
The Bank continues to promote accountability on the part of all employees, focus on the creation of long-term shareholder value, and strengthen the connections between executive pay and performance.
Given the Bank’s emphasis on incentive-based compensation, as illustrated below, we provide our executives and employees with the incentive to achieve our ultimate goal of generating competitive rates of return and value for our shareholders.
In 2018, the Bank’s shareholders approved a non-binding advisory say-on-pay proposal with over 96% of the votes cast voting in favor of that proposal. The Committee reviewed the results of the shareholder vote, which indicates that there is strong support among shareholders for our compensation structure and decisions.
We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay. The exhibits below present the mix of direct compensation at target performance for our CEO and other NEOs in 2018.

[1]
2018 Target Direct Compensation is computed as the sum of the following compensation elements: (i) 2018 base salary; (ii) 2018 target annual cash incentive for the CEO (i.e., an estimate of the cash award for expected performance results achieved by the CEO in 2018 and awarded/paid in March 2019); (iii) grant value of Value Sharing Plan units awarded to the CEO in 2018; and (iv) combined grant value of restricted stock, restricted stock units and stock options granted to the CEO in 2018.

[2]	Multi-year cash incentives refer to Value Sharing Plans.

[1]
2018 Target Direct Compensation is computed as the sum of the following compensation elements: (i) 2018 base salaries for the other NEOs; (ii) 2018 target annual cash incentives for the other NEOs (i.e., an estimate of the cash awards for expected performance results achieved by the other NEOs in 2018 and awarded/paid in March 2019); (iii) grant value of Value Sharing Plan units awarded to the other NEOs in 2018; and (iv) combined grant value of restricted stock, restricted stock units and stock options granted to the other NEOs in 2018.

[2]	Multi-year cash incentives refer to Value Sharing Plans.

The long-term awards granted in February 2018 (which vest over multi-year periods and make up more than 60% of total incentive compensation) are focused on future performance. The grant mix of these long-term incentives to NEOs varies by position. Overall, the target mix in 2018 (as a percentage of total target long-term incentive compensation) was 45% multi-year cash incentive units, or Value Sharing Plan units, 44% restricted stock or restricted stock units, and 11% stock options. The actual compensation ultimately earned from these awards is highly dependent upon future stock price and financial performance. Details on the program and on individual grant decisions are set forth below under the “Components of Executive Compensation” and “Compensation Decisions for Named Executive Officers” sections, respectively.

COMPENSATION DECISIONS FOR THE 2018 PERFORMANCE PERIOD
PLAN DESIGN AND AWARD HIGHLIGHTS
In 2018, the Bank continued to utilize compensation design features it believed would help align compensation incentives with key performance objectives. These features included the following:

•
The Committee established formal incentive award targets for the Bank’s EMC members and adopted structured guidelines designed to clarify how these EMC members’ overall performance ratings should inform their respective annual cash incentive award payment. The Bank also continued to utilize its assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating.

•
The Committee approved the design of the Bank’s 2018-2020 Value Sharing Plans. The Value Sharing Plans (VSP) have been designed for recipients to share directly in meeting operating performance results specific to their organizations, as well as overall Bank performance.

•
In March 2018, the Committee approved the initial nominal values for the 2017-2019 Value Sharing Plans. Full funding of the final settlement values for the 2017–2019 Value Sharing Plans will be contingent on continued achievement of the Bank’s financial and operating objectives over the three-year period ending December 31, 2019.

•
The Committee attached two-year post-vest holding restrictions to the restricted stock unit grants made to Messrs. Simmons and McLean during 2018. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from trading these shares for an additional two-year period following each vesting event.

COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, operational performance, financial and risk management results, achievement of strategic objectives and individual performance.
Base Salary
In February 2018, the Committee approved the following base salary increases for the NEOs. The base salary increases include a competitive merit increase and also recognize individual performance, experience, criticality of the position and market data. These increases became effective on January 1, 2018. Because his job responsibilities require his dual residency in both Texas and Utah, Mr. McLean’s 2017 and 2018 base salary listed below also includes a $34,000 housing subsidy which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2018 Base Salary Increases
Name	2017 Base Salary	2018 Base Salary	% Increase
Harris H. Simmons	$960,000	$1,000,000	4.2%
Paul E. Burdiss	$561,000	$575,000	2.5%
Scott J. McLean	$656,000	$692,000	5.5%
Edward P. Schreiber	$528,000	$539,000	2.1%
David E. Blackford	$551,000	$566,000	2.7%

Annual Cash Incentive
In February 2018, the Committee established target and maximum potential cash incentive amounts for all EMC members for the 2018 performance year. The target cash incentive structures were developed based on an independent analysis of peer compensation structures and target levels by position. The 2018 annual cash incentive targets for EMC members ranged from 50% to 125% of base salary. Maximum potential annual cash incentive amounts continued to be limited to 125% of target in order to discourage excessive and/or unnecessary risk taking.
In March 2019, the Committee assessed each EMC member’s performance against a variety of preestablished performance categories tailored to each EMC member at the recommendation of the CEO. The performance categories for each EMC member contained descriptions of key priorities for each executive to focus on during 2018. These focus areas and the relative weighting assigned to each category were established in the first quarter of 2018 and could be modified, if appropriate, during the course of the year. The performance categories and 2018 priorities for each NEO are set forth in the table below:

2018 Performance Categories	Harris Simmons	Paul Burdiss	Scott McLean	Edward Schreiber	David Blackford
Operating earnings	✓	✓	✓	✓	✓
Effective expense management	✓	✓	✓	✓	✓
Noninterest income generation	✓	–	✓	–	✓
Effective risk management	✓	✓	✓	✓	✓
Talent management & succession planning	✓	✓	✓	✓	✓
Leadership for major projects	–	✓	✓	✓	–
Optimization & mgmt. of core business unit	–	–	–	✓	✓
Other priorities and needs, teamwork, etc.	✓	✓	✓	✓	✓
The Bank also included an assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating.
The Committee has adopted guidelines designed to clarify how each EMC member’s overall performance rating should inform their respective actual annual cash incentive award payments. There are six tiers of performance ratings, and an EMC member’s performance under each tier can result in a different level of adjustment to such member’s actual annual cash incentive award, as compared with such member’s target annual cash incentive. The range of potential adjustment to the target annual cash incentive for the top five performance ratings is 50% to 125%. The lowest performance rating level limits actual annual cash incentive payments to a range of 0% to 50% of the individual EMC member’s target annual cash incentive.
While the Bank believes these guidelines improve transparency and strengthen the alignment between pay and performance, the Committee continues to rely on discretion and the exercise of disciplined judgment in making its final award determinations so that individual contributions align properly with the organization’s financial and risk management results.

The Committee relied on its review and evaluation of the aforementioned factors to award the following cash incentives to the NEOs for the 2018 performance year:

2018 Annual Cash Incentive Award
Name	2018 Target Cash Incentive	2018 Actual Cash Incentive Award	% of Target Awarded
Harris H. Simmons	$1,250,000	$1,350,000	108%
Paul E. Burdiss	$517,500	$560,000	108%
Scott J. McLean	$658,000	$710,000	108%
Edward P. Schreiber	$404,250	$410,000	101%
David E. Blackford	$424,500	$435,000	102%
All of our NEOs received awards that were higher than the target amounts available to them, based on their performance ratings. The Committee noted the following significant 2018 accomplishments in the assessment of each NEO’s performance during 2018:
Harris H. Simmons, Chairman & CEO

•	Strong year-over-year growth in pretax pre-provision net revenue, which was the result of continued improvements in operating leverage

•	Outstanding credit results, with net recoveries equal to -4 basis points of average loans (and net recoveries in three of the four fiscal quarters in 2018)

•	Continued reductions in the Bank’s efficiency ratio from 74.1% in the fourth quarter 2014 to 59.6% for the full year 2018

•	Progress in growing customer-related fee income

•
Continued improvement in risk management, organizational simplification and effectiveness, including the elimination of the holding company through its merger into the Bank, and emphasis on talent development

Paul E. Burdiss, CFO

•
Outstanding job of promoting and supporting our efforts to simplify our operations, including in the accounting and finance functions. Excellent progress in consolidating the finance function and moving the Bank towards more consistent profitability reporting

•	Continued excellence in managing the securities portfolio, liquidity, capital planning activities and the stress testing process

•	Very good work with respect to the holding company merger and reducing risk by initiating efforts to terminate the defined benefit pension plan

•	Successfully reorganized the process used to initiate, develop and refresh the Bank’s strategic plan
Scott J. McLean, President & COO

•	Extraordinary efforts and outstanding leadership on the Bank’s cost reduction projects resulted in the Bank achieving all aspects of the noninterest expense targets

•	Highly engaged and a driving force in helping to manage the successful implementation of critical technology projects

•	Helped streamline and simplify credit processes that have hampered production. Strong improvement in the quality and composition of the energy portfolio

•	Very effective in working with management to continue building the Bank’s culture of continuous improvement throughout the organization

•	Good momentum and progress on improving fee income, despite a challenging mortgage origination market

•	Continues to provide exemplary leadership representing the Bank in the Houston community and beyond
Edward P. Schreiber, CRO

•
Outstanding risk management results as reflected by industry-leading performance relative to peers on net charge-offs and credit losses (net recoveries of $16 million or -4 basis points of average loans versus a median of 20 basis points for large banks), relatively modest levels of operational losses and relatively high levels of satisfactory outcomes in compliance

•	Continued improvement in the implementation of a strong enterprise risk management program and integrating it into our banking operations

•	Very good job recruiting and building a solid risk team. Mr. Schreiber is very supportive of our diversity efforts, and is good at developing people

•	Strong leadership and support of technology initiatives and the development of revised processes designed to streamline our work and reduce costs
David E. Blackford, CEO – California Bank & Trust

•	Very strong progress in non-interest income generation, despite a more challenging rate environment

•	Strong credit results, consistent with the Bank’s performance, and strong management of credit risk generally

•
Successful implementation of key strategic initiatives, including the build-out of our Power Finance team and Premier Wealth Management, and expansion of our business banking and commercial banking businesses

•	Supportive of a variety of cost reduction and continuous improvement initiatives
Long-Term Incentives
Value Sharing Plans
The Bank’s multi-year cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to share directly in meeting operating performance results (greater than predetermined minimum performance thresholds) over multi-year periods. In addition, both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Bank and its shareholders. These plans are also useful as a key retention element because payouts are dependent upon continued employment with the Bank. In the following sections scorecards are shared for both the Bancorp Plan and the California Bank & Trust Plan because Mr. Blackford participates in both plans, while the other NEOs participate only in the Bancorp Plan.
2016–2018 Value Sharing Plans
The two-year deferral periods for the 2016–2018 Value Sharing Plans concluded on December 31, 2018. Accordingly, payouts were made to each of the Bank’s NEOs participating in these plans in March 2019.
In February 2016, the Committee established the 2016–2018 Value Sharing Plans consisting of a parent-level and seven affiliate-level plans covering the period beginning January 1, 2016 and ending December 31, 2018. Each of the plans was designed with an initial nominal value to be set at the end of a 12-month performance period

(ending December 31, 2016) based on the performance of Zions Bancorporation or an affiliate bank, as the case may be, during the one-year performance period. The initial nominal value was subject to reduction based on the occurrence of certain unusual events during a subsequent 2-year deferral period (i.e., January 1, 2017 to December 31, 2018), resulting in a final settlement value.
The one-year performance periods for the 2016–2018 Value Sharing Plans concluded on December 31, 2016. Following the conclusion of the 12-month performance period, the Compensation Committee reviewed the one-year performance results for each of the plans and assigned each plan an overall quartile rating based on their assessment. Finally, the Committee used the overall quartile ratings to determine the per unit funding rates used to calculate the initial nominal unit value for each of the Plans.
The initial nominal values were computed based on the results achieved over the 12-month performance period, referencing the per unit funding rates assigned by the Compensation Committee as detailed in the illustrations below:

Zions Bancorporation — 2016-2018 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Income (20% weight)	Less than $707.69M	$707.69M to $737.59M	$737.60M to $767.49M	$767.50M to $797.40M	$797.41M to $827.32M	$774.30M	Q2(Mid) = $0.71/unit
Net Charge-Offs (20% weight)	More than 60bp	51 to 60bp	41 to 50bp	31 to 40bp	20bp to 30bp	31bp	Q2 (High) = $0.87/unit
Total Direct Expense (15% weight)	More than $1,580.0M	$1,5[illegible].0M to $1,564.8M	$1,564.7M to $1,554.9M	$1,554.8M to $1,544.9M	$1,544.8M to $1,534.8M	$1,571.7M	Q4 (Mid) = $0.11/unit
Total Noninterest Income (15% weight)	Less than $486.0M	$486.0M to $490.7M	$490.8M to $498.0M	$498.1M to $504.7M	$504.8M to $511.5M	$505.3M	Q1 (Low) = $1.01/unit
Return On Assets (vs. peer banks) (15% weight)		20th %ile	40th %ile	60th %ile	80th %ile	37th percentile (12 out of 19)	Q4 (High) = $0.20/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)		20th %ile	40th %ile	60th %ile	80th %ile	84th percentile (3rd out of 19)	Q1(Low) = $1.00/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					**Q2 (Low) = $0.66/unit**

California Bank & Trust — 2016-2018 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Income (20% weight)	Less than $707.69M	$707.69M to $737.59M	$737.60M to $767.49M	$76[illegible]0M to $797.40M	$797.41M to $827.32M	$774.30M	Q2(Mid) = $0.71/unit
Net Charge-Offs (20% weight)	More than 50bp	41 to 50bp	31 to 40bp	21 to 30bp	Less than 20bp	-0.01bp	Q1 (High) = $1.20/unit
Total Direct Expense (15% weight)	More than $1,580.0M	$1,5[illegible]M to $1,564.8M	$1,564.7M to $1,554.9M	$1,554.8M to $1,544.9M	$1,544.8M to $1,534.8M	$1,571.7M	Q4 (Mid) = $0.11/unit
Total Noninterest Income (15% weight)	Less than $70.77M	$70.77M to $71.2M	$71.3M t[illegible]2.0M	$72.1M to $72.8M	$72.9M to $73.6M	$71.73M	Q3 (Mid) = $0.43/unit
Return On Assets (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		37th percentile (12 out of 19)	Q4 (High) = $0.20/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		84th percentile (3rd out of 19)	Q1(Low) = $1.00/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					**Q2 (Low) = $0.64/unit**

The initial nominal values were subject to a risk-based forfeiture clause and were not to be settled until after the conclusion of the 2-year deferral period which ended on December 31, 2018. There were several events and decisions made during the subsequent 2-year deferral period which resulted in the final settlement value being reduced from the initial nominal values set in June 2017.
During the deferral period, management assessed the Bank’s expense levels and determined that there were unfavorable variances relative to its publicly communicated expense and efficiency ratio targets for those years. As a result, management applied discretionary surcharges to the 2016-2018 Value Sharing Plans during those years, reducing the aggregate payout value by approximately $0.21 per unit in the Zions Bancorporation Plan and $0.20 per unit in the California Bank & Trust Plan versus the initial nominal values set for those respective plans after the conclusion of the 2016 performance year.

These discretionary performance adjustments reduced final settlement values as detailed in the chart below:

2016-2018 Value Sharing Plan – Final Settlement Values
Name	VSP Plan	# of Units	Initial Nominal Values (Per Unit)	Discretionary Performance Adjustments (Per Unit)	Final Settlement Values (Per Unit)	Final Settlement
Harris H. Simmons	Zions Bancorp	1,175,000	$0.66	$(0.21)	$0.45	$529,338
Paul E. Burdiss	Zions Bancorp	583,333	$0.66	$(0.21)	$0.45	$262,792
Scott J. McLean	Zions Bancorp	762,500	$0.66	$(0.21)	$0.45	$343,506
Edward P. Schreiber	Zions Bancorp	518,000	$0.66	$(0.21)	$0.45	$233,359
David E. Blackford	Zions Bancorp	265,500	$0.66	$(0.21)	$0.45	$119,608
	California Bank & Trust	265,500	$0.64	$(0.20)	$0.44	$115,997
All participation units in these Value Sharing Plans had an expected value of $0.60 per unit, an aspirational target value of $1.00 per unit and a potential maximum value of $1.20 per unit.
Messrs. Simmons, Burdiss, McLean, and Schreiber held 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Blackford held 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the California Bank & Trust Plan.
Further details on the design of the 2016–2018 Value Sharing Plans are provided in the “Compensation Elements” section.
2017–2019 Value Sharing Plans
The one-year performance periods for the 2017–2019 Value Sharing Plans concluded on December 31, 2017. Accordingly, at the end of the performance period, the Compensation Committee was responsible for reviewing the one-year performance results for each of the plans and assigning each plan an overall quartile rating based on their assessment. In addition, the Committee used the overall quartile ratings to determine the per unit funding rates used to calculate the initial nominal value for each of the Plans’ participants.
Detailed in the table below are the initial nominal value calculations for each of the Bank’s NEOs.

2017–2019 Value Sharing Plan
Name	VSP Plan	# of Units	Overall Quartile Rating	Funding Rate (Per Unit)	Initial Nominal Value
Harris H. Simmons	Zions Bancorp	1,440,000	Q2 (Low)	$0.64	$921,600
Paul E. Burdiss	Zions Bancorp	687,500	Q2 (Low)	$0.64	$440,000
Scott J. McLean	Zions Bancorp	777,500	Q2 (Low)	$0.64	$497,600
Edward P. Schreiber	Zions Bancorp	518,000	Q2 (Low)	$0.64	$331,520
David E. Blackford	Zions Bancorp	170,000	Q2 (Low)	$0.64	$108,800
	California Bank & Trust	170,000	Q2 (Mid)	$0.80	$136,000
Messrs. Simmons, Burdiss, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Blackford holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the California Bank & Trust Plan.

All participation units in these Value Sharing Plans have an expected value of $0.60, an aspirational target value of $1.00 per unit and a potential maximum value of $1.20 per unit. The initial nominal values displayed in the above table were computed using the per unit funding rates assigned by the Compensation Committee as detailed in the illustrations below:

Zions Bancorporation — 2017-2019 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	PROJECTED RESULT (@6/30/17)	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Net Revenue (20% weight)	Less than $918.2M	$918.2M to $934.5M	$934.6M to $950.9M	$951.0M to $967.2M	$967.3M to $983.7M	$1,006.5M	Q1 (High) = $1.20/unit
Net Charge-Offs (20% weight)	More than 45bp	45 to 41bp	40 to 36bp	35 to 31bp	30bp to 25bp	17bp	Q1 (High) = $1.20/unit
"Efficiency Ratio" Expense (15% weight)	More than $1,626.6M	$1,626.6M to $1,618.8M	$1,618.7M to $1,610.9M	$1,610.8M to $1,603.8M	$1,603.7M to $1,595.0M	$1,625.06M	Q4 (Low) = $0.04/unit
Customer-Related Fee Income (15% weight)	Less than $485.5M	$485[illegible] to $492.7M	$492.8M to $499.9M	$500.0M to $507.1M	$507.2M to $514.4M	$489.8M	Q4 (Mid) = $0.12/unit
Return On Assets (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		20th percentile (16 out of 20)	Q5 (DNQ) = $0.00/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		80th percentile (4th out of 20)	Q2(High) = $0.90/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					Q2 (Low) = $0.64/unit

California Bank & Trust — 2017-2019 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Net Revenue (20% weight)	Less than $918.2M	$918.2M to $934.5M	$934.6M to $950.9M	$951.0M to $967.2M	$967.3M to $983.7M ●	$1,006.5M	Q1 (High) = $1.20/unit
Net Charge-Offs (20% weight)	More than 40bp	40 to 34bp	33 to 27bp	26 to 21bp	20bp to 15bp ●	1bp	Q1(High) = $1.20unit
"Efficiency Ratio" Expense (15% weight)	More than $1,626.6M	● $1,626.6M to $1,618.8M	$1,618.7M to $1,610.9M	$1,610.8M to $1,603.8M	$1,603.7M to $1,595.0M	$1,625.06M	Q4 (Low) = $0.04/unit
Customer-Related Fee Income (15% weight)	Less than $68.44M	$68.44M to $70.12M	$70.13M to $71.83M	$71.84M to $73.51M	$73.52M to $75.20M ●	$75.4M	Q1 (High) = $1.20/unit
Return On Assets (vs. peer banks) (15% weight)	● 20th %ile	40th %ile	60th %ile	80th %ile		20th percentile (16 out of 20)	Q5 (DNQ) = $0.00/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	● 80th %ile		80th percentile (4th out of 20)	Q2(High) = $0.90/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					**Q2 (Mid) = $0.80/unit**

The initial nominal values are subject to a risk based forfeiture clause and will not be settled until after the conclusion of the 24-month deferral period which ends on December 31, 2019. The Compensation Committee determined in December 2015 to eliminate the design feature which linked the settlement value of the initial nominal values to changes in the Bank’s stock price during the deferral period. The Committee took this action in order to reduce the volatility of accruals connected with future payments.
Further details on the design of the 2017–2019 Value Sharing Plans are provided in the “Compensation Elements” section.
2018–2020 Value Sharing Plans
In February 2018, the Committee established Value Sharing Plans consisting of a corporate-level and seven affiliate-level plans covering the years 2018 through 2020. Unit awards to executives and other officers in the Value Sharing Plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Bank.
The allocation of units is based on an evaluation of individual performance, the individual’s contribution to Bank performance, and the scope of individual responsibilities. Award sizes are also considered in view of competitive market levels of compensation for similarly situated executives in the custom peer group (described below). Notably, however, since Value Sharing Plans are forward-looking incentives whose value to participants is realized over future time periods based on the achievement of specific future business and risk management objectives and/or the creation of shareholder value over time, there is less year-over-year variance (at an individual level) in the grant value of these types of incentives to participants.
The following table details the number and value of participation units in the 2018–2020 Value Sharing Plans granted to the Bank’s NEOs.

2018–2020 Value Sharing Plan
Name	# of Participation Units	Value @ $0.60 per unit
Harris H. Simmons	1,875,000	$1,125,000
Paul E. Burdiss	701,250	$420,750
Scott J. McLean	777,500	$466,500
Edward P. Schreiber	528,000	$316,800
David E. Blackford	340,000	$204,000
Messrs. Simmons, Burdiss, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Blackford holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the California Bank & Trust Value Sharing Plan.
All participation units in these Value Sharing Plans have an expected target value of $0.60 per unit, an aspirational target value of $1.00 per unit and a potential aggregate maximum value of $1.20 per unit. The value displayed in the above table was computed using the expected target value of $0.60 per unit.
Changes were made to the design of the 2018–2020 Value Sharing Plans to simplify the award determination logic and promote alignment of affiliate and enterprise-wide results relative to those of peers and the Bank’s financial plan. Specific details related to the design of the 2018-2020 Value Sharing Plans are provided in the “Compensation Elements” section.
Stock Option Awards
In February 2018, the Committee approved the following stock option grants for four of the Bank’s five NEOs (i.e., Messrs. Burdiss, McLean, Schreiber and Blackford). The stock option grant for Mr. Simmons was approved by the Bank’s Board of Directors at its meeting held in March 2018. Generally, grants of stock options are influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since stock options are forward-looking incentives, there is less year-over-year variance (at an individual level) in the value of the options granted to participants.

2018 Stock Option Grants
Name	# of Stock Options	Grant Date Fair Value (Black-Scholes Option Value)
Harris H. Simmons	23,424	$274,897
Paul E. Burdiss	9,506	$121,340
Scott J. McLean	9,749	$124,442
Edward P. Schreiber	7,884	$100,636
David E. Blackford	6,270	$80,034
Additionally, these stock option grants were limited to less than 10% of each respective NEO’s total incentive compensation in order to discourage excessive or unnecessary risk-taking.
The Bank’s practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive. Generally, the Bank’s stock option awards have been granted with a seven-year term and ratable vesting over three years.
Further details on the Bank’s stock option grant practices are contained in the “Compensation Elements” section.
Restricted Stock Unit Awards
In February 2018, the Committee also approved restricted stock unit awards for four of the NEOs (i.e., Messrs. Burdiss, McLean, Schreiber and Blackford). Similarly, the restricted stock unit grant for Mr. Simmons was approved by the Bank’s Board of Directors at its meeting held in March 2018. These grants were intended to focus senior executives on future performance. Like the granting of stock options, the size of these grants is generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since restricted stock unit awards are forward-looking incentives, there is less year-over-year variance (on an individual level) in the value of the awards granted to participants.
These awards will vest ratably, 25% per year for four years on the anniversary date of the grant. The Committee also attached two-year post-vest holding restrictions on the restricted stock units awarded to Messrs. Simmons and McLean. The two-year post-vest holding restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

2018 Restricted Stock Unit Grants
Name	# of Restricted Stock Units	Grant Date Fair Value
Harris H. Simmons	21,472	$1,100,012
Paul E. Burdiss	8,714	$485,196
Scott J. McLean	8,937	$497,612
Edward P. Schreiber	7,227	$402,399
David E. Blackford	5,747	$319,993

COMPENSATION PHILOSOPHY AND OBJECTIVES
PHILOSOPHY, OBJECTIVES, AND PRACTICES
The Committee believes the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Bank shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success

•
Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance greater than established targets

•	Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions

•
Pursue all compensation objectives in a manner that seeks to discourage risks that are unnecessary or excessive, or could jeopardize the safety and soundness of the Bank, including incorporating performance goals specifically tied to risk management

The Bank’s compensation philosophy supports and reflects the Bank’s risk management culture. Zions’ 2018 compensation program for senior executives was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.
The Bank’s portfolio of awards is balanced between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. Compensation decisions for 2018 relied on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

Risk mitigation is balanced with profitability and other performance objectives through features in the Bank’s compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements.

What We Do:
Require strong ownership and retention of equity
The Bank has adopted strong share ownership and retention guidelines. The ownership guidelines range from 1x to 5x base salary. The Committee has assigned the CEO a stock ownership guideline of 5x base salary. Executives not meeting the 1x to 5x base salary ownership guidelines may also comply by retaining 50% of the net shares awarded to them. The retention provision is designed to allow newly hired executives to build stock holdings over time and to enable executives to maintain compliance with guidelines in times of substantial stock price volatility. Further, beginning in 2015, two-year post-vest holding restrictions were attached to the restricted stock or restricted stock unit grants awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of the shares associated with these grants for an additional two years following their respective vesting dates.

Require “double trigger” for benefits under CIC agreements
The Bank’s change in control, or CIC, agreements are subject to “double trigger” requirements, meaning that severance benefits are payable only if an executive experiences a qualifying termination of employment after a CIC. These requirements are intended to prevent our executive officers from receiving windfall benefits in the event of a CIC.

Require a “double trigger” for accelerated vesting of equity awards upon a CIC
The Bank’s 2015 Omnibus Incentive Plan provides for accelerated vesting of equity and other awards under the plan after a CIC on a “double trigger” basis, that is, only if the holder experiences a qualifying termination of employment after a CIC. Our double-trigger severance benefits are intended to prevent a windfall to award holders upon a CIC.

Review share utilization	The Compensation Committee regularly reviews share overhang and run-rates in our equity plans and maintains share utilization levels within industry norms.
Maintain clawback policy
Our current incentive compensation clawback policy allows the Bank to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct.

Retain an Independent Consultant
The Compensation Committee retains an independent compensation consultant to assist in developing and reviewing our executive compensation strategy and programs. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

Discourage excessive and unnecessary risk taking
We discourage excessive risk taking by executives in many ways, including our balanced program design, multiple performance measures, clawback policy, and retention provisions. Our compensation programs discourage taking excessive risks that are likely to have an adverse impact on the Bank. We validate this through risk assessments of our incentive-based compensation plans. Further, each member of the EMC is evaluated on the effectiveness of their individual risk management actions and results. This risk management effectiveness rating is an important input in the determination of their overall individual performance rating and annual cash incentive award.

What We Don’t Do:
No tax gross-ups on change in control payments	The Bank’s CIC agreements do not provide for excise tax gross-ups on payments made in connection with a CIC.
No “timing” of equity grants
The Bank maintains a disciplined equity approval policy. The Bank doesn’t grant equity awards in anticipation of the release of material, non-public information. Similarly, Zions does not time the release of material, non-public information based on equity grant dates.

No option re-pricing	The Bank does not re-price or backdate stock options.
No discounted stock options	The Bank does not grant stock options with exercise prices below 100% of market value on the date of the grant.
Limit the use of employment agreements	The Bank presently has no active employment contracts with members of the Bank’s Executive Management Committee.
No personal use of corporate aircraft	The Bank does not own or lease a corporate airplane, so personal use of corporate aircraft is not possible.
No hedging; restrictions on pledging
The Bank adopted a policy prohibiting transactions by executives and directors that are designed to hedge or offset any decrease in the market value of Zions equity securities. As more fully described elsewhere in this Proxy Statement, certain limitations have been placed on the extent to which executives and directors may hold Zions securities in a margin account or pledge Zions securities as collateral for a loan.

ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the applicable regulatory bodies. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to the following:

•	Reviewing and recommending to the full Board the compensation for the Bank’s CEO

•	Approving the compensation for the remaining NEOs, and other members of the EMC

•	Reviewing and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period

•	Approving annual cash incentive award opportunities, equity award opportunities, and long-term cash award opportunities under the Bank’s Value Sharing Plans
In making compensation decisions, the Committee uses several resources and tools, including the services of McLagan, an independent executive compensation consulting firm with financial services industry expertise that was retained by, and reports to, the Committee. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our CRO, competitive benchmarking and other analyses as described below.

In 2018, the Committee took the following steps, among others, to ensure that it effectively carries out its responsibilities:

•	Conducted an annual review of the Committee charter to ensure that it effectively reflects the Committee’s responsibilities

•	Conducted an annual review of the Bank’s custom peer group

•
Scheduled an executive session prior to the conclusion of each of the Committee meetings, without members of management, for the purpose of discussing decisions related to the CEO’s performance, goal-setting, compensation levels, and other items deemed appropriate by the Committee

•	Completed an annual self-evaluation of the Committee’s effectiveness

•	Completed an annual review of the external compensation consultant’s performance to ensure the Committee receives the appropriate resources and counsel

•	Worked to meet expectations and guidance from our banking regulators
Role of the Independent Consultant
The Committee uses the services of an outside executive compensation consultant, McLagan, to provide guidance and advice to the Committee on all matters covered by its charter. This consultant was directly selected and engaged by the Committee to provide a broad set of services pertaining to the compensation of the Bank’s executives. Based on its review of relevant factors, the Committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the Committee during 2018.
The consultant fulfills the following responsibilities:

•	Reviews the Committee’s charter and recommends changes as appropriate

•	Reviews the Committee’s agendas and supporting materials in advance of each meeting

•	Advises the Committee on management proposals, as requested

•	Reviews information from the custom peer group (described below) and survey data for competitive comparisons

•
Reviews the Bank’s executive compensation programs and advises the Committee on the design of incentive plans or practices that might be changed to improve the effectiveness of its compensation program

•	Reviews competitive pay practices of the custom peer group for its boards of directors and recommends to the Committee changes required to pay the Bank’s Board of Directors in a competitive fashion

•	Reviews, analyzes, and summarizes survey data on executive pay practices and amounts that come before the Committee

•	Attends Committee meetings, including executive sessions with only the Committee members, as requested

•	Advises the Committee on potential practices for Board governance of executive compensation as well as areas of concern and risk in the Bank’s programs

During 2018, McLagan was specifically engaged on the following projects:

•
Advised the Committee with respect to the appropriateness of compensation structure and actual amounts paid to the Bank’s executive officers given the Bank’s compensation philosophy, size, and custom peer group

•	Advised on the appropriateness of executive performance goals and metrics

•	Reviewed and advised on the compensation for the Bank’s Board of Directors

•	Conducted critical analysis relating to the valuation of post-vest holding requirements on the 2018 restricted stock unit grants to Messrs. Simmons and McLean

•	Provided information on long-term incentive design trends and counsel related to the redesign of the Bank’s Value Sharing Plans for the 2018-2020 award period

•	Worked collaboratively with members of management and the Committee to assess the composition of the Bank’s custom peer group and provided counsel on possible adjustments

•	Advised the Committee on market and regulatory trends and developments

•	Reviewed the 2018 Compensation Discussion and Analysis and related sections for this Proxy Statement

Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs, along with a risk effectiveness assessment. Based on these evaluations, the CEO makes compensation recommendations to the Committee, including recommendations for salary adjustments, annual cash incentive awards, and long-term equity and long-term cash incentive award opportunities. In addition, the CEO and other members of the EMC also annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Bank’s executive officers.
Additionally, the CEO, President, CFO, CRO, chief credit officer, and other select members of the Bank’s EMC serve on the Incentive Compensation Oversight Committee, or ICOC. The ICOC reviews and evaluates all incentive compensation plans in which the participants include executive management and other employees that expose the organization to material inherent risks. The purpose of these reviews is to address the concern that the Bank’s incentive compensation plans not incent or pose excessive or unnecessary risks to the Bank.
PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the “Custom Peer Group.” The Committee refers to this custom peer group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s independent compensation consultant, McLagan, or by the Bank, using publicly available data from peer group members’ public filings and audited financial statements. Compensation data is generally prepared by the Committee’s independent compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Bank’s consultant reviews any financial and/or compensation data that is prepared by the Bank and provided to the Committee.

The custom peer group consists of companies that are reasonably comparable in terms of size and scope of business to the Bank and against which the Committee believes the Bank competes for talent and shareholder investment. The following 20 companies were identified by the Committee as the 2018 custom peer group.

• Associated Banc-Corp	• Hancock Holding Co. (added 2018)
• BB&T Corporation	• Huntington Bancshares Incorporated
• BOK Financial Corporation	• IBERIABANK Corp. (added 2018)
• Citizens Financial Group	• KeyCorp
• Comerica Incorporated	• M&T Bank Corporation
• East West Bancorp, Inc.	• People’s United Financial, Inc.
• First Horizon National Corp.	• Regions Financial Corporation
• First Republic Bank	• SunTrust Banks, Inc.
• Fifth Third Bancorp	• Synovus Financial Corp.
• FNB Corp. (added 2018)	• WinTrust Financial, Inc.
The Committee periodically, but not less than annually, reviews the custom peer group and considers changes to the custom peer group deemed necessary to ensure that the nature and size of the organizations continues to be appropriate. Based on the Committee’s evaluation of the custom peer group for 2018, the Committee decided to make changes from the prior year. Specifically, the Bank added FNB Corp., IBERIABANK Corp., and Hancock Holding Co. to the 2018 custom peer group to improve the comparability of balance sheet composition. Webster Financial Corp. and Commerce Bancshares were removed due to their smaller size. The Bank’s assets (52nd percentile), market capitalization (49th percentile), and number of employees (59th percentile) ranked close to the median (50th percentile) of the revised custom peer group as of March 2018.
BENCHMARKING
The Bank’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Bank and deliver strong performance to our shareholders. Since the Bank competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the custom peer group.
When determining compensation mix and levels, the following items are considered:

•	The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the custom peer group

•
The 25th percentile, median (i.e., 50th percentile), and 75th percentile custom peer group data for major elements of compensation (base salary, target annual cash incentive compensation, and total direct compensation)

•
The ability to provide market median (i.e., 50th percentile) total cash compensation (i.e., base salary plus annual cash incentive compensation) for 50th percentile performance relative to the custom peer group

•
The ability to conform to expectations and guidance issued by various regulatory authorities relating to upside leverage for incentive compensation plans and the mix of long-term incentive compensation (e.g., stock options, restricted stock units, or cash performance plans with multi-year vesting and/or performance periods) as a percentage of each EMC member’s total incentive compensation

In aggregate, the 2018 target direct compensation package (base salary, plus target annual bonus, plus target grant value of stock options and restricted stock units, plus target value of Value Sharing Plan units) for the Bank’s CEO and other senior executives, including executive officers not listed in this Proxy Statement, was within 4% of the estimated 2018 market median target total compensation for similarly situated executives working at peer financial institutions in the custom peer group.

COMPENSATION ELEMENTS
We provide a brief explanation of the factors used to determine each component of the NEO’s compensation in the sections that follow.
BASE SALARY
We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the custom peer group, as well as pay relative to other officers of the Bank.
ANNUAL CASH INCENTIVE
The annual cash incentive is a cash incentive program that provides annual cash awards to the NEOs and other key employees based on the achievement of goals established annually by the Committee. The Bank awards annual bonuses to its NEOs under the Zions Bancorporation Management Incentive Plan, or MIP, which was approved by shareholders in May 2016. Under the provisions of this plan, the maximum award that may be granted to each of the NEOs with respect to any plan year is 1% of the Bank’s adjusted operating income for that plan year. The MIP defines “adjusted operating income” as the Bank’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or GAAP. The actual bonus awards made to the NEOs may not exceed the maximum awards described above, and the Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year and, in fact, has never done so. The amount of the actual bonus award paid to each NEO is determined by the Committee in its discretion and may be less than the maximum award allowed under the MIP based on factors the Committee deems relevant, including, but not limited to, adjusted operating income for the plan year.
Each year the Committee establishes target and maximum potential cash incentive amounts for the NEOs and other EMC members. The target cash incentive structures are developed based on an independent analysis of our custom peer group’s compensation structures and target levels by position. Maximum potential annual cash incentive amounts are limited to 125% of the target in order to discourage excessive and/or unnecessary risk taking.
Details on individual annual cash incentive award decisions for 2018 are set forth in the section “Compensation Decisions for the 2018 Performance Period.”
LONG-TERM INCENTIVES
Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained strong profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders.
Value Sharing Plans
The Bank’s multi-year cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to be rewarded for financial results greater than predetermined minimum performance thresholds over multi-year periods. In addition, both equity awards and Value Sharing Plan units expose executives to long-term risks faced by the Bank. These plans are also useful as a key retention element because payouts are dependent upon continued employment by the Bank. A parent-level Value Sharing Plan is established each year for participants with enterprise-wide responsibilities, and corresponding Value Sharing Plans are established for senior officers at each of our seven bank affiliates in order to more directly reward those participants for results that are within their own sphere of influence. Affiliate CEOs typically are granted units in both the corporate and affiliate-level plans. Value Sharing Plans are reviewed and updated each year to ensure alignment with the Bank’s business strategy, regulatory guidance and the external market.
Value Sharing Plan payments may be reduced based on the occurrence of unusual events, including but not limited to severe deterioration in asset quality, earnings, fraud, malfeasance, material errors or reputational harm during the deferral period. The Committee retains the ability to make adjustments, at its sole discretion, to the computation or assessment of performance measures or to any other provision of the Value Sharing Plans in order to equitably reflect or evaluate performance over the duration of the plan period.

2016–2018 Value Sharing Plans
The 2016-2018 Value Sharing Plans measure performance in the following categories, with the indicated weights to be applied in determining award values:

•	Pretax, Pre-provision Earnings (or PTPP) - 20% weight

•	Noninterest Income Growth - 15% weight

•	Net Charge-offs - 20% weight

•	Noninterest Expense - 15% weight

•	Return on Assets (relative to Zions’ peers in the custom peer group) - 15% weight

•	Risk-adjusted Net Interest Margin - 15% weight
Each performance indicator is intended to measure consolidated corporate performance, except that in the case of the affiliate bank-level plans, noninterest income growth and net charge-offs are measured at the affiliate bank level.
Initial nominal values for the 2016–2018 Value Sharing Plans were determined by the Committee at the conclusion of the one-year performance period ending December 31, 2016 based on the assignment, within one of four quartiles, of achieved performance results relative to a range of preestablished performance goals for each of the above factors. Future payouts under this Plan may be reduced or eliminated in the event the Bank does not achieve its financial and operating objectives.
Additional information on the design of the Bank’s 2016–2018 Value Sharing Plans is provided in Exhibit 10.1 to the Bank’s report on Form 10-Q for the quarter ended September 30, 2016.
Details on individual 2016–2018 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2018 Performance Period.”
2017–2019 Value Sharing Plans
The 2017-2019 Value Sharing Plans measure performance in the following categories, with the indicated weights to be applied in determining award values:

•	Pretax, Pre-provision Earnings (or PTPP) - 20% weight

•	Customer-Related Fee Income - 15% weight

•	Net Charge-offs - 20% weight

•	Direct “Efficiency Ratio” Expense - 15% weight

•	Return on Assets (relative to Zions’ peers in the custom peer group) - 15% weight

•	Risk-adjusted Net Interest Margin - 15% weight
Each performance indicator is intended to measure consolidated corporate performance, except that in the case of the affiliate bank-level plans, noninterest income growth and net charge-offs are measured at the affiliate bank level.

Initial nominal values for the 2017–2019 Value Sharing Plans were determined by the Committee at the conclusion of the one-year performance period ending December 31, 2017, based on the assignment, within one of four quartiles, of achieved performance results relative to a range of preestablished performance goals for each of the above factors. Future payouts under this Plan may be reduced or eliminated in the event the Bank does not achieve its financial and operating objectives.
Details on individual 2017–2019 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2018 Performance Period.”
2018–2020 Value Sharing Plans
Changes were made to the design of the 2018–2020 Value Sharing Plans to simplify the award determination logic and promote alignment of affiliate and enterprise-wide results relative to those of peers and the Bank’s financial plan.
The 2018-2020 Value Sharing Plans measure performance in the following categories, with the indicated weights to be applied in determining award values:

•	Adjusted Return on Tangible Assets (ROTA) - 20% weight.

◦	This metric is defined as net income applicable to common shareholders divided by average tangible assets; where the loan loss provision is replaced by actual net charge-offs

◦	Performance is measured at the consolidated enterprise-level and results are evaluated against those achieved by peer organizations in the Bank’s custom peer group

•	Earnings Per Share Growth (EPS Growth) - 20% weight

◦	This measure is calculated by computing the year-over-year growth in EPS

◦	Performance on this metric is also computed at the consolidated enterprise-level and results are compared to those achieved by peer institutions in the Bank’s custom peer group

•	Adjusted Pretax Pre-provision Net Revenue (PPNR) - 40% weight

◦	This metric is defined as tax-equivalent revenue minus direct expense minus net charge-offs

◦	Performance for this component is measured at the affiliate bank level and evaluated relative to each affiliate bank’s internal “Plan” (e.g., 102% of plan, 95% of plan, etc.)

•	Compensation Committee Discretion - 20% weight

◦	The Committee may use this award component to better align final payout values with performance results achieved

Payouts for ROTA and EPS Growth components are determined by computing the attainment percentile ranking for each component and assigning a payout value to the component results each year using a preestablished funding scale (see below). The final ROTA and EPS Growth component payout values are calculated by taking a simple average of the ROTA and EPS Growth component values for 2018, 2019 and 2020.

Risk-Adjusted Return on Tangible Assets		EPS Growth
Rank v. Peers	Payout ($/unit)	Rank v. Peers	Payout ($/unit)
Max - 100th %ile	$1.20	Max - 100th %ile	$1.20
80th %ile	$0.96	80th %ile	$0.96
60th %ile	$0.72	60th %ile	$0.72
50th %ile	$0.60	50th %ile	$0.60
40th %ile	$0.375	40th %ile	$0.375
30th %ile	$0.15	30th %ile	$0.15
Below Threshold	$—	Below Threshold	$—
Payout on the PPNR component is determined by computing the attainment percentage relative to plan and assigning a payout value to these results each year using a preestablished funding scale (see below). The final PPNR component payout value is computed by taking a simple average of the PPNR component values for 2018, 2019 and 2020.

Risk-Adjusted PPNR
% of Plan	Payout ($/unit)
More than 112%	$1.20
107%	$0.96
102%	$0.72
100%	$0.60
97%	$0.48
92%	$0.24
Below 92%	$—
Future payouts under this Plan may be reduced or eliminated in the event the Bank does not achieve its financial and operating objectives.
Details on individual 2018–2020 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2018 Performance Period.”
Stock Options
We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100% of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Committee, based on a subjective evaluation of individual performance, the scope of the individual’s responsibilities, and market data.
Stock option grants are designed to assist the Bank to:

•	Enhance the focus of executives on the creation of long-term shareholder value as reflected in the Bank’s stock price performance

•	Provide an opportunity for increased ownership by executives

•	Maintain competitive levels of total compensation
The Bank’s practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive. Generally, the Bank’s stock option awards have been granted with a seven-year term and ratable vesting over three years.
The Committee has decided to limit grants of stock options to members of the EMC to less than 10% of each respective EMC member’s total incentive compensation in order to discourage excessive or unnecessary risk taking. Details on individual grants of stock options to NEOs are provided in the “Compensation Decisions for Named Executive Officers” section.
Restricted Stock
A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the Committee at the time of the award. A restricted stock unit is a right to acquire a share upon vesting of the restricted stock unit.
The Committee believes that restricted stock and restricted stock unit awards have been an important tool for the Committee to utilize in meeting the objectives of our executive compensation program. These awards have permitted the Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Bank’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock and restricted stock units that have been granted generally vest over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Bank performance.
Summary of 2018 Long-Term Incentive Grants
The following chart briefly summarizes the vesting schedule for all long-term incentives granted to the NEOs and other members of the Bank’s EMC during 2018.

Award	2018	2019	2020	2021	2022
Stock Options	Granted at fair market value on date of grant Value realized only if stock price increases over time	33.3% vest	33.3% vest	33.3% vest
Restricted Stock Units	Granted at fair market value on date of grant Grants to Messrs. Simmons and McLean include two-year post-vest holding restrictions	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.
Value Sharing Plan Units
Performance metrics established by the Compensation Committee:

(i) Zions Bancorporation’s return on tangible assets (relative to Zions Bancorporation peer companies);
(ii) Zions Bancorporation’s earnings per share growth (relative to Zions Bancorporation peer companies);
(iii) Adjusted pretax pre-provision net revenue (“PPNR”) (for either the Bank or the division, depending on plan participation) compared to Plan
(iv) Compensation Committee discretion based on qualitative assessment of performance.

Performance period begins on 1/1/2018.

		After 12/31/18, the Compensation Committee assesses results for the first year of the performance period and determines a per unit award value.	After 12/31/19, the Compensation Committee assesses results for the second year of the performance period and determines a per unit award value.
After 12/31/20, the
Compensation Committee assesses results for the third year of the performance period and determines a per unit award value. The final award will be computed by taking the simple average of the annual award values for 2018, 2019, and 2020. The final per-unit value will be multiplied by the total number of units awarded to each Participant to determine the individual final award value. The final award value amount, if any, will be settled in cash during the first quarter of 2021.

PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Bank to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.

HEALTH AND WELFARE BENEFITS
Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.
RETIREMENT BENEFITS
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Bank’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.
Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their earnings on a tax-deferred basis, up to a maximum of $18,500 ($24,500 for participants age 50 and over) in 2018. Vesting of employee and employer matching contributions occur upon contribution. We provide a matching contribution of up to 4.5% of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Bank matching contribution into any of the plan’s array of mutual funds at any time.
The plan also has a profit sharing component in which contributions are based upon our performance according to a discretionary formula approved annually by the Board. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Bank’s profit results in 2017, we made a profit sharing plan contribution equal to 1.75% of eligible compensation in 2018. We also made a contribution in 2019 equal to 2.50% of eligible compensation in light of 2018 performance. Bank profit sharing contributions are invested in our common shares. Participants may diversify the Bank’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Vesting of the Bank contributions is an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2018 cannot exceed $275,000.
For selected executives, including Messrs. Simmons and Blackford, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Bank’s Excess Benefit Plan, which is described below.
Deferred Compensation Plan
The Deferred Compensation Plan allows highly compensated employees (currently earning over $170,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.
Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.
Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code. The manner may be in the form of a lump-sum cash payment, or payments in monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.

Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.
Excess Benefit Plan
On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.
Cash Balance Plan
Benefit accruals under our tax-qualified cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continued to accrue earnings and interest credits to their cash balance accounts in the plan until June 30, 2013 when the Plan was frozen as to earnings credits for all participants. Of the 2018 NEOs, Messrs. Simmons and Blackford accrued interest credits only. None of the other NEOs has a benefit in this plan. The Plan was terminated on December 31, 2018, with the intention to provide annuities or lump sum payments to participants in 2020.
Supplemental Retirement Plan
From approximately 1978-1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over ten years upon retirement at age 65. Mr. Simmons is the only NEO to have this arrangement, which will provide him $20,000 per year for 10 years beginning at retirement at age 65 or older. These amounts are reduced in the instance of early retirement.

OTHER COMPENSATION PRACTICES AND POLICIES
CHANGE IN CONTROL AGREEMENTS
The Bank has entered into change in control agreements with certain senior executives selected by the Board designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.
For purposes of the change in control agreements, unless certain members of the Board determine that a change in control has not occurred, a change in control will be deemed to have occurred in any of the following circumstances:

•	Any person, other than the Bank or any employee benefit plan of the Bank, acquires beneficial ownership of more than 20% of the combined voting power of the Bank’s then outstanding securities

•	The majority of the Board changes within any two consecutive years, unless certain conditions of Board approval are met

•	A merger or consolidation of the Bank is consummated in which the prior owners of our common shares no longer control 50% or more of the combined voting power of the surviving entity

•	The shareholders of the Bank approve a plan of complete liquidation of the Bank

•	An agreement providing for the sale or disposition by the Bank of all or substantially all of its assets is consummated

The change in control agreements provide for certain “double-trigger” change in control severance protections, as follow: If within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive the following:

•
A lump sum severance payment equal to two or three times (depending on whether the individual is grandfathered under a prior iteration of the CIC arrangement that provided for three times) the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the two or three years (depending on the individual) immediately prior to the change in control

•	Any unpaid base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination

•	Continuation of medical and dental health benefits for two or three years (depending on the individual)

•	Outplacement services for two years at an aggregate cost to the Bank not to exceed 25% of the executive’s annual base salary

•	Full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans
Our change in control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.
Our change in control agreements provide that, immediately prior to a change in control, all outstanding options granted to the executive under the Bank’s stock option plans, incentive plans, or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. However, this “single trigger” for accelerated vesting and exercisability has been overridden by the terms of all equity grants made by the Bank during or after May 2012, which require actual or constructive termination of employment following a change in control for accelerated vesting and exercisability; these grants also provide for continued vesting and exercisability, even in the absence of a change in control or termination of employment, for certain retirement eligible employees. As a result, equity awards granted during or after May 2012 generally provide for accelerated vesting and exercisability after a change in control only if the employment of the executive is terminated (i.e., only upon the occurrence of a “double trigger”), while equity grants awarded prior to that time generally provide for accelerated vesting and exercisability after a change in control, regardless of any change in employment status. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.
Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Bank any of its officers or employees.
EMPLOYMENT CONTRACTS
Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Bank, it is sometimes necessary and in the best interest of the Bank to enter into such contracts for a period of time. In such cases, it is the Bank’s practice to enter into the contract for a limited period, typically one to three years, without extensions. Currently, the Bank has no active executive employment contracts.

INCENTIVE COMPENSATION CLAWBACK POLICY
The Bank believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features which expose our employees to loss of potential compensation in the event of such adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation. In addition, as described in the previous section, certain senior officers are expected to hold specified amounts of Zions Bancorporation common stock under the Bank’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Bank. These design features and share ownership expectations serve objectives similar to post-payout clawback policies.
The Bank also believes that in extraordinary circumstances these design features and ownership requirements may not be sufficient to disincentivize undue risk-taking and ensure the fairness of realized compensation. To address such circumstances, in May 2013, the Bank revised its Incentive Compensation Clawback Policy, which gives the Bank the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.
Accordingly, the Bank in its discretion may require any employee who has been awarded incentive compensation to forfeit, disgorge, return or adjust such compensation to the Bank, and if so required any employee shall forfeit, disgorge, return or adjust such compensation in the manner directed by the Bank.
Awards and incentive compensation subject to clawback under this policy include equity awards, whether or not vested or restricted; shares acquired upon vesting or lapse of restriction; short- and long-term incentive, bonus and similar plans; and discretionary bonuses. The clawback may be effectuated through the reduction or forfeiture of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Bank in its discretion determines to be appropriate.
The Bank’s Incentive Compensation Clawback Policy is available for review under the “Corporate Governance” section of the Bank’s website (www.zionsbancorporation.com).
SHARE OWNERSHIP AND RETENTION GUIDELINES
We maintain share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.
In addition, the Committee attached two-year post-vest holding restrictions on the restricted stock and restricted stock unit grants made to Messrs. Simmons and McLean in March 2018 and February 2018, respectively. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of these shares for an additional two-year period following each vesting event.
ANTI-HEDGING AND PLEDGING POLICY
Our Insider Trading Policy was amended in 2013 to prohibit hedging and to place certain restrictions on pledging of Bank stock by directors and executive officers. Under this policy, our directors and executive officers may pledge Bank stock only with the approval of the Bank CEO, CFO or General Counsel, which should not be granted unless (1) the officer or director confirms that he or she reasonably believes he or she is, and in the future will be, able to perform under the financing transaction without increased pledging of securities or foreclosure upon pledged securities; and (2) the aggregate amount of securities pledged by all officers and directors does not at the time of the pledge exceed 5% of the outstanding amount of the class of securities subject to the pledge. As of December 31, 2018, less than one-half of one percent of the Bank’s total outstanding common shares were subject to pledge by directors and executive officers. All such pledges met the requirements of our Insider Trading Policy. See the beneficial ownership table on page 66 of this Proxy Statement for additional information. The Compensation Committee reviews these pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Bank’s stock ownership and retention guidelines.
DEDUCTIBILITY AND EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based”, and the Committee historically designed our Value Sharing Plan awards in a manner intended to qualify for that exception. The Tax Cuts and Jobs act of 2017 eliminated the performance-based compensation exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017, that qualifies for transition relief). While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Bank for tax purposes.
Despite the Compensation Committee’s efforts to structure certain elements of our NEOs’ compensation granted prior to November 2, 2017, in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that compensation otherwise intended to satisfy the requirements for exemption from Section 162(m) in fact will be exempt from its deduction limits because of ambiguities and uncertainties created by the 2017 tax reform legislation. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Bank’s business needs.
NON-QUALIFIED DEFERRED COMPENSATION
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, which changed the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A of the Internal Revenue Code, or Section 409A, imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Bank has structured the elements of our compensation program to comply with the distribution, timing, and other requirements of Section 409A. These structures are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the NEOs pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Bank’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Bank’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”
2018 CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2018, our last completed fiscal year:

▪	The annual total compensation of the Bank’s median employee, excluding the CEO, was $66,890; and

▪	The annual total compensation of Harris Simmons, our chief executive officer, was $4,363,039.
Based on this information, the ratio for 2018 of the annual total compensation of our chief executive officer to the annual total compensation of the median employee is 65 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.	As of December 31, 2018, our employee population consisted of approximately 10,590 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.

2.
To find the median of the annual total compensation of all our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2018. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.

3.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.
ACCOUNTING FOR STOCK-BASED COMPENSATION
Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (or ASC 718). See Note 1 “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 17 “Share-based Compensation” to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2018.

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this Report by reference therein.
The Compensation Committee of the Bank has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report was adopted March 21, 2019, by the Compensation Committee of the Board of Directors.

Compensation Committee
Vivian S. Lee, Chairperson
Jerry C. Atkin
J. David Heaney
Roger B. Porter

COMPENSATION TABLES

2018 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.
In the “Salary” column, we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, salary in 2018 is denominated in cash only. In the “Bonus” column, we detail the amount of the annual cash incentive or other bonuses paid to each NEO for 2018. In the “Stock Awards” and “Option Awards” columns, SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted stock units and performance stock units, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For stock options, the grant date fair value per share is based on certain assumptions that we explain in Note 16 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2018. Please also refer to the table in this Proxy Statement with the title “2018 Grants of Plan-Based Awards.”
We made grants of stock options, restricted stock and restricted stock units to NEOs in 2018. Vesting of these stock awards is conditioned on the participant’s continued employment with us. The restricted stock and restricted stock units vest 25% per year over four years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. The stock options have up to a seven-year term and vest 33% per year over three years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control.
In the “Nonequity Incentive Plan Compensation” column, we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g., our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multi-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multi-year performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.
In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, we disclose the sum of the dollar value of (i) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2018; and (ii) any above-market or preferential earnings on nonqualified deferred compensation.
In the “All Other Compensation” column and related footnotes, we make required disclosures related to the following:

•	Perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000

•	Amounts we paid or that became due related to termination, severance, or change in control, if any

•	Our contributions to vested and unvested defined contribution plans

•	Any life insurance premiums we paid during the year for the benefit of an NEO

SEC rules require us to report perquisites at the aggregate incremental cost to the Bank.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position(1)	Year	Salary(12) ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Nonequity Incentive Plan Compen-sation ($) (11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)(5)	All Other Compensation ($)		Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2018	1,036,154	1,350,000	1,100,012	274,897	529,338	29,652	42,986	(6)	4,363,039
	2017	960,000	940,800	768,003	191,995	352,907	130,423	26,475	(6)	3,370,603
	2016	940,000	500,000	751,989	187,997	363,935	38,170	24,913	(6)	2,807,004

Paul E. Burdiss Chief Financial Officer Zions Bancorporation	2018	585,519	560,000	485,196	121,340	262,792	—	4,725	(7)	2,019,572
	2017	561,000	460,000	485,194	121,306	186,667	—	13,352	(7)	1,827,519
	2016	550,000	412,500	411,992	103,075	—	—	88,890	(7)	1,566,457

Scott J. McLean President and Chief Operating Officer, Zions Bancorporation	2018	704,148(2)	710,000	497,612	124,442	343,506	—	25,137	(8)	2,404,845
	2017	656,000(2)	525,000	488,001	121,997	226,667	—	26,158	(8)	2,043,823
	2016	644,000(2)	450,000	414,804	103,777	191,250	—	31,478	(8)	1,835,309

Edward P. Schreiber Chief Risk Officer Zions Bancorporation	2018	548,942	410,000	402,399	100,636	233,359	—	15,850	(9)	1,711,186
	2017	528,000	410,000	402,420	100,604	149,333	—	16,281	(9)	1,606,638
	2016	518,000	388,500	352,234	88,056	154,000	—	10,331	(9)	1,511,121

David E. Blackford CEO – California Bank & Trust	2018	576,308	435,000	319,993	80,034	235,605	8,054	64,132	(10)	1,719,126
	2017	544,077	396,000	279,997	65,423	221,876	6,797	30,357	(10)	1,544,527
	2016	531,000	360,000	254,882	63,770	170,277	9,060	311,290	(10)	1,700,279

[1]	The table reflects the position held by each NEO as of December 31, 2018.

[2]
Mr. McLean’s 2016, 2017, and 2018 salary includes a housing allowance that became effective upon his promotion to President of Zions Bancorporation. This housing allowance reflects the time worked in Salt Lake City, Utah for this role as well as the time worked in Houston, Texas to retain a key leadership role with Amegy Bank. The housing allowance is more cost effective for the Bank compared to the alternative of securing corporate housing or utilizing hotels.

[3]
Grant values of restricted stock, restricted stock units and performance stock units are displayed for grants made during the fiscal year. The grant date value per share is equal to the closing price of our common stock on the grant date.

[4]	The net change in the accumulated present value of pension benefits for each NEO during 2018 was as follows: for Mr. Simmons, $29,652, and for Mr. Blackford, $8,054.

[5]
Amounts deferred by participants in the Deferred Compensation Plan are invested by the Bank in various investment vehicles at the direction of the participant. The Bank does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Bank. No above market or preferential earnings were credited on deferred compensation accounts in 2018.

[6]
All other compensation for Mr. Simmons consists of the following: (i) in 2018, $15,792 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $27,194 contribution to the non-qualified Excess Benefit Plan; (ii) in 2017, $12,988 in matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and a $13,487 contribution to the non-qualified Excess Benefit Plan; and (iii) in 2016, $13,662 in matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan and an $11,251 contribution to the non-qualified Excess Benefit Plan.

[7]
All other compensation for Mr. Burdiss consists of the following: (i) in 2018, $4,725 for profit sharing contributions to the Bank’s tax-qualified defined contribution plan; (ii) in 2017, $13,352 for matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan; and (iii) in 2016, $77,021 for relocation and $11,869 for matching contributions to the Bank’s tax-qualified defined contribution plan.

[8]
All other compensation for Mr. McLean consists of the following: (i) for 2018, $15,822 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, and $9,315 in imputed income for club dues; (ii) for 2017, $12,546 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, $7,762 in imputed income for club dues and $5,850 in annual car allowance; and (iii) for 2016, $14,046 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, $11,582 in imputed income for club dues and $5,850 in annual car allowance.

[9]
All other compensation for Mr. Schreiber consists of the following: (i) for 2018, $15,850 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan; (ii) for 2017, $16,281 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan; and (iii) for 2016, $10,331 in matching, true-up, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan.

[10]
All other compensation for Mr. Blackford consists of the following: (i) for 2018, $15,725 in matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, $14,076 contribution to the non-qualified Excess Benefit Plan, $31,451 in accrued vacation time buy-out as required by California law, and $2,880 in imputed income for club dues; (ii) for 2017, $13,450 in matching, and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, $7,960 to the Bank’s non-qualified Excess Benefit Plan, $2,880 in imputed income for club dues, and $6,750 in annual car allowance; and (iii) for 2016, $13,250 in matching and profit sharing contributions to the Bank’s tax-qualified defined contribution plan, $6,160 to the non-qualified Excess Benefit Plan, $2,880 in imputed income for club dues, and $9,000 for annual car allowance.

[11]
Value Sharing Plan amounts under the 2016-18 Plans were considered earned as of December 31, 2018, and are reflected in the Nonequity Incentive Plan Compensation column. More information about the determination of these payments is disclosed in the Compensation Discussion & Analysis under the “Compensation Decisions for Named Executive Officers” section.

12 Base salaries paid in 2018 do not match the base salary annual rate disclosed in the Compensation Decisions for Named Executive Officers section due to a change in payroll cycles that resulted in each NEO receiving an extra half paycheck in 2018.

2018 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock, restricted stock units, performance stock units, stock options, performance options, and Value Sharing Plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Harris H. Simmons	Rest. Stock Units (1)	3/23/2018	—	—	—	—	21,472	—	—	1,100,012
	Options (2)	3/23/2018	—	—	—	—	—	23,424	51.23	274,897
	Value Sharing Plan (3)	—	1,875,000	—	1,125,000	2,250,000	—	—	—	—

Paul E. Burdiss	Rest. Stock Units (1)	2/23/2018	—	—	—	—	8,714	—	—	485,196
	Options (2)	2/23/2018	—	—	—	—	—	9,506	55.68	121,340
	Value Sharing Plan (3)	—	701,250	—	420,750	841,500	—	—	—	—

Scott J. McLean	Rest. Stock Units (1)	2/23/2018	—	—	—	—	8,937	—	—	497,612
	Options (2)	2/23/2018	—	—	—	—	—	9,749	55.68	124,442
	Value Sharing Plan (3)	—	777,500	—	466,500	933,000	—	—	—	—

Edward P. Schreiber	Rest. Stock Units (1)	2/23/2018	—	—	—	—	7,227	—	—	402,399
	Options (2)	2/23/2018	—	—	—	—	—	7,884	55.68	100,636
	Value Sharing Plan (3)	—	528,000	—	316,800	633,600	—	—	—	—

David E. Blackford	Rest. Stock Units (1)	2/23/2018	—	—	—	—	5,747	—	—	319,993
	Options (2)	2/23/2018	—	—	—	—	—	6,270	55.68	80,034
	Value Sharing Plan (3)	—	340,000	—	204,000	408,000	—	—	—	—

[1]
Restricted stock units and restricted stock awards were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The restricted stock units and awards have provisions consistent with our typical structure, 25% vesting each year over four years with potential accelerated vesting upon a death, disability, or constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Bank, the restricted stock continues to vest according to the original vesting schedule. All unvested restricted stock is forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights, but do have dividend equivalent rights. An additional two-year post-vest hold provision applies to the restricted stock and restricted stock units awarded to Messrs. Simmons and McLean. This provision prohibits Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

[2]
Stock options were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest 33% each year until fully vested on the third anniversary, with potential accelerated vesting in the instance of death, disability or a constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Bank, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.

[3]
Units were granted under the 2018-2020 Value Sharing Plans. Messrs. Simmons, Burdiss, McLean, and Schreiber participate in the Bancorporation VSP, while Mr. Blackford has half of his VSP units in the Bancorporation Plan and half in the VSP of California Bank & Trust. Performance under these plans is based on an assessment of achievement by the Committee of various financial goals compared to predetermined thresholds over the time period from January 1, 2018, to December 31, 2018. Performance in each subsequent year in the plan will be evaluated and the results of the three years averaged together. Value continues to be subject to a risk-based forfeiture clause and other possible reductions until the end of the plan on December 31, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2018
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year ($40.74) by the number of shares or units.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harris H. Simmons	32,191	—	30.10	6/09/2021	4,725(3)	192,497
	34,113	—	29.02	5/21/2022	14,914(3)	607,596	—	—
	20,013	10,007	25.21	3/17/2023	14,079(3)	573,578	—	—
	6,412	12,826	40.91	3/23/2024	21,472(3)	874,769	—	—
	—	23,424	51.23	3/22/2025
	92,729	46,257			55,190	2,248,440

Paul E. Burdiss	13,307	6,654	20.99	2/11/2023	4,656	189,685	—	—
	3,510	7,020	44.55	2/23/2024	9,814	399,822	—	—
	—	9,506	55.68	2/22/2025	8,169	332,805	—	—
					8,714	355,008
	16,817	23,180			31,353	1,277,320	—	—

Scott J. McLean	7,819	—	29.02	5/21/2022	3,390(3)	138,109	—	—
	13,398	6,699	20.99	2/11/2023	9,880(3)	402,511	—	—
	3,530	7,060	44.55	2/23/2024	8,215(3)	334,679	—	—
	—	9,749	55.68	2/22/2025	8,937(3)	364,093	—	—
	24,747	23,508			30,422	1,239,392	—	—

Edward P. Schreiber	8,202	—	24.78	3/31/2020	3,310	134,849	—	—
	9,482	—	28.59	5/29/2021	6,986	284,610	—	—
	11,738	—	29.02	5/21/2022	6,774	275,973	—	—
	9,374	4,687	25.21	3/17/2023	7,227	294,428	—	—
	2,911	5,822	44.55	2/23/2024			—	—
	—	7,884	55.68	2/22/2025
	41,707	18,393			24,297	989,860	—	—

David E. Blackford	1	4,117	20.99	2/11/2023	1,918	78,139	—	—
	2,025	4,051	44.55	2/23/2024	5,831	237,555	—	—
	—	6,270	55.68	2/23/2018	4,713	192,008	—	—
					5,747	234,133	—	—
	2,026	14,438			18,209	741,835	—	—

[1]	All outstanding stock options vest 33% each year on the grant date anniversary and have a seven-year term.

[2]	All outstanding restricted shares and restricted stock units vest 25% each year on the grant date anniversary.

[3]
An additional two-year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean in 2015, 2016 2017 and 2018. This provision prohibits them from trading these shares for an additional two-year period following each vesting event.

[4]	Based on closing market price on December 31, 2018, of $40.74 per share.

OPTION EXERCISES AND STOCK VESTED IN 2018
The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Harris H. Simmons	—	—	23,508	1,311,743
Paul E. Burdiss	—	—	12,285	681,242
Scott J. McLean	45,717	1,269,921	14,450	798,154
Edward P. Schreiber	—	—	20,609	1,116,367
David E. Blackford	9,217	274,381	9,289	511,143

[1]	We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2018 PENSION BENEFITS TABLE
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).
Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2018. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in the Bank’s financial statements.

Name(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	690,815	—
	Excess Benefit Plan	21.46	426,392	—
	Supplemental Retirement Plan	N/A	164,246	—

David E. Blackford	Cash Balance Pension Plan	5.00	63,901	—
	Excess Benefit Plan	5.00	264,519	—
	Supplemental Retirement Plan	N/A	—	—

[1]	Messrs. Burdiss, McLean, and Schreiber are not eligible to participate in the Bank’s defined benefit retirement programs.

[2]
The Zions Bancorporation Pension Plan and the cash balance restoration benefit within the Excess Benefit Plan were frozen on December 31, 2002, except for certain grandfathered individuals who met the age and service requirements established to continue receiving service credits. Subsequently, on June 30, 2013, the Zions Bancorporation Pension Plan was frozen resulting in the cash balance restoration benefit within the Excess Benefit Plan being frozen for all plan participants. The service credits displayed in the table will remain constant in future years. Any future present value changes will only result from interest crediting.

Information regarding the Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2018 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.
The “Executive Contributions in Last FY” column indicates the aggregate amount contributed to such plans by each NEO during 2018.
The “Registrant Contributions in Last FY” column indicates our aggregate contributions on behalf of each NEO during 2018. Generally, these amounts reflect restoration benefits provided under the Bank’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
The “Aggregate Earnings in Last FY” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2018, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.
The “Aggregate Balance at Last FYE” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2018.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	27,194	(91,087)	—	398,666
Paul E. Burdiss	—	—	—	—	—
Scott J. McLean	—	—	—	—	—
Edward P. Schreiber	—	—	—	—	—
David E. Blackford	—	14,076	(348,498)	—	5,126,191

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Bank or a change in the NEO’s responsibilities.
For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $40.74.

SEVERANCE
Our NEOs do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Bank’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a CIC agreement.
Under Zions Bancorporation’s severance guidelines, which apply to all regular employees, the NEOs could receive the maximum severance of 52 week’s base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances which may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments but the Bank reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section “Change in Control Agreements” for a description of the benefits the Bank is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”
ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through Value Sharing Plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEOs received Value Sharing Plan units in 2016, 2017 and 2018. These plans provide for a pro-rata payment at the completion of the three-year award period, if value is earned, in the event of a termination of employment due to death, disability, or retirement. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Bank, the pro-rata payment is to be made based on plan value determined at the higher of target or performance as of the end of the quarter prior to the change in control.
EQUITY AWARDS
The Bank has granted equity awards, consisting of stock options, restricted stock and restricted stock units, to executives, including the NEOs, in recent years. The provisions of equity awards vest and become exercisable upon the death or disability of the holder. Equity awards vest and become exercisable after a change in control if the executive is terminated by the Bank other than for cause or by the executive for good reason. In addition, the provisions of equity awards provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Bank, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule, subject to certain non-compete, non-disparagement and confidentiality conditions. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.
RETIREMENT PLANS
All of our NEOs are fully vested in their retirement benefits except for Mr. Burdiss who has unvested balances in the Payshelter 401(k) and Employee Stock Purchase Plan related to profit sharing contributions. These profit sharing contributions vest over five years. Retirement benefits are not enhanced based on circumstances regarding termination. However, upon a change in control, any unvested balance(s) would fully vest and these amounts are reflected in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis,” “2018 Pension Benefits Table,” and in the “2018 Nonqualified Deferred Compensation Table.”

MISCELLANEOUS BENEFITS
Under the Bank’s change in control agreements, which are described above under the heading “Compensation Discussion and Analysis,” the Bank is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months. The conditions of the Bank’s obligations under the change in control arrangements are discussed elsewhere in this Proxy Statement.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	1,000,000(1)	6,750,000(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	320,250(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	46,944(5)

Paul E. Burdiss
Severance	—	—	—	575,000(1)	2,498,793(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,408,738(6)	—	—	1,564,988(7)
Retirement Plans	—	—	—	—	46,944(4)
Other Benefits	—	—	—	—	35,935(5)

Scott J. McLean
Severance	—	—	—	692,000(1)	3,021,375(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	195,125(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	32,004(5)

Edward P. Schreiber
Severance	—	—	—	539,000(1)	2,829,750(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,062,649(6)	—	—	1,192,149(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	26,208(5)

David E. Blackford
Severance	—	—	—	566,000(1)	2,971,500(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—	—	—	97,880(7)
Retirement Plans	—	—	—	—	33,000(4)
Other Benefits	—	—	—	—	15,912(5)

[1]
Zions Bancorporation maintains severance guidelines for executive officers that generally provide four weeks salary for each $20,000 in base salary (rounded to the nearest thousand) or two weeks’ pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for a NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence.

[2]
Under the Bank’s change in control agreements, upon a change in control and termination by the Bank other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the three years preceding the change in control or (ii) the individual’s current target bonus.

[3]
The Bank’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual cash incentive. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. The reported value of severance has been reduced for Messrs. Burdiss and Schreiber in order to avoid the imposition of excise taxes.

[4]
Under the Bank’s change in control arrangements, each NEO would be entitled to receive an amount equal to the matching contribution the Bank would have contributed under the Bank’s 401(k) plan had they remained employed for three years and had the executive made the maximum elected deferral contribution. The Bank’s change in control agreements also provide for accelerated vesting of any unvested 401(k) plan balances. Mr. Burdiss had unvested 401(k) balances as of December 31, 2018. The reported amounts reflect the maximum employer contribution of 4% applied to the compensation limit ($275,000) imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code and the acceleration of Mr. Burdiss’ unvested balances.

[5]
Under the Bank’s change in control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Bank. This figure represents the aggregate cost of fulfilling that obligation.

[6]
The equity awards contain a provision that would accelerate vesting in the instance of death or disability. Messrs. Burdiss and Schreiber would receive an incremental benefit from this provision. These figures represent the potential value of this acceleration as of December 31, 2018. Messrs. Simmons, McLean and Blackford would not receive an incremental benefit from the death or disability provision, because they have already met the retirement eligibility provision of these grants based on their age and service as of December 31, 2018.

[7]
The Bank’s change in control arrangements, Value Sharing Plan provisions, and equity award terms would give the NEOs certain benefits under change in control circumstances that they would not otherwise receive. The figures in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of December 31, 2018. For Value Sharing Plans, the incremental value results in instances where the target value of plan units exceeds the estimated value as of December 31, 2017. For equity awards that are held by NEOs who were not age 60 or did not have five years’ service as of December 31, 2018, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on December 31, 2018, and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on December 31, 2018. For equity awards held by executives who had attained age 60 and five years of service as of December 31, 2018, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

RECONCILIATION OF NON-GAAP PERFORMANCE METRICS
For net earnings applicable to common shareholders, pre-provision net revenue and the efficiency ratio, the identified adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results or in the balance sheet presented in accordance with GAAP. We consider these adjustments to be relevant to ongoing operating results and financial position.
We believe that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or the financial position of the Bank and in predicting future performance. These non-GAAP financial measures are used by management to assess the performance of the Bank’s business or its financial position for evaluating bank reporting segment performance, for presentations of the Bank’s performance to investors, and for other reasons as may be requested by investors and analysts. We further believe that presenting these non-GAAP financial measures will permit investors and analysts to assess our performance on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.

The following table presents a reconciliation of net earnings applicable to common shareholders (GAAP) to the same performance measure on a non-GAAP basis after adjusting for the items specified.

Net Earnings Applicable to Common Shareholders (GAAP)
$ in millions except per share amounts		2018	2017
(a)	Net earnings applicable to common shareholders (GAAP)	850	550
(b)	Diluted Shares (in thousands)	206,501	209,653
	EPS (GAAP)	4.08	2.60

	PLUS Adjustments: (1)
	Adjustments to noninterest expense	6	9
	Adjustments to revenue	—	(12)
	Tax effect for adjustments	(1)	1
	Preferred stock redemption	—	2
(c)	Total adjustments	5	—

(a+c)=(d)	Adjusted net earnings applicable to common (non-GAAP)	855	550
(d)/(b)	Adjusted EPS (non-GAAP)(1)	4.11	2.60

[1]	See Details of Adjustments on the following page.

The following table provides a reconciliation of noninterest expense (GAAP), taxable-equivalent net interest income (GAAP) and noninterest income (GAAP) to the efficiency ratio (non-GAAP) and pre-provision net revenue (non-GAAP).

Efficiency Ratio and Pretax, Pre-provision Net Revenue
$ in millions		2018	2017
Pre-provision Net Revenue (PPNR)
(a)	Total noninterest expense (GAAP)	1,678	1,649
	LESS adjustments:
	Severance costs	3	7
	Other real estate expense	1	(1)
	Provision for unfunded lending commitments	(1)	(7)
	Debt extinguishment cost	—	—
	Amortization of core deposit and other intangibles	1	6
	Restructuring costs	2	4
(b)	Total adjustments	6	9

(a-b)=(c)	Adjusted noninterest expense (non-GAAP)	1,672	1,640

(d)	Net interest income (GAAP)	2,230	2,065
(e)	Fully taxable-equivalent adjustments	22	35
(d+e)=(f)	Taxable-equivalent net interest income	2,252	2,100
(g)	Noninterest Income (GAAP)	552	544
(f+g)=(h)	Combined Revenue	2,804	2,644

	LESS adjustments:
	Fair value and nonhedge derivative income (loss)	(1)	(2)
	Impairment losses on investment securities, net	—	—
	Securities gains (losses), net	1	14
(i)	Total adjustments	—	12

(h-i)=(j)	Adjusted revenue	2,804	2,632
(h-a)	Pre-provision net revenue (GAAP)	1,126	995
(j-c)	Adjusted Pre-provision Net Revenue (non-GAAP)	1,132	992

(c)/(j)	Efficiency Ratio (non-GAAP)	59.6%	62.3%

The following table presents a reconciliation of pretax pre-provision net income, noninterest income and total direct expense to the same performance measures on a non-GAAP basis after adjusting for the items specified. The adjusted measures are utilized in the Value Sharing Plans.

Pretax Pre-provision Net Income, Noninterest Income and Total Direct Expense
$ in millions		2018	2017	2016

Net interest income (GAAP)		2,230	2,065	1,867
FDIC-Supported transactions		—	—	19
Fully taxable equivalent adjustments		22	35	25
Adjusted net interest income (non-GAAP)	a	2,252	2,100	1,873

Noninterest income (GAAP)	b	552	544	516
Adjustments:
FDIC-Supported transactions		—	—	1
Fair value and nonhedge derivative income (loss)		(1)	(2)	2
Equity securities gains, net		1	14	7
Total adjustments	c	—	12	10
Adjusted noninterest income (non-GAAP)	b-c=d	552	532	506

Adjusted revenue (non-GAAP)	a+d=e	2,804	2,632	2,379

Noninterest expense (GAAP)	f	1,678	1,649	1,585
Other real estate owned expenses	-	1	(1)	(2)
FDIC-supported transactions	-	—	—	6
Severance costs		3	7	5
Restructuring costs		2	4	5
Provision for unfunded lending commitments		(1)	(7)	(10)
Amortization of core deposit and other intangibles		1	6	8
Other adjustments (Charitable Contrib., Hurricane Harvey)		—	15	—
Debt extinguishment cost		—	—	—
Total adjustments	g	6	24	12
Adjusted noninterest expense (non-GAAP)	f-g=h	1,672	1,625	1,573

Amortization of core deposit and other intangibles	i	1	6	8

Adjusted noninterest expense plus CDI amortization (non-GAAP)	h+i=j	1,673	1,631	1,581

Adjusted pretax pre-provision net income (non-GAAP)	e-j	1,131	1,001	798

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORDINARY COURSE LOANS
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families, were during 2018 and continue to be customers of and had banking transactions, including loans, with the Bank’s bank subsidiary in the ordinary course of business. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to us.
These ordinary course transactions include extensions of credit to directors, executive officers and companies considered to be controlled by directors or officers that are subject to Regulation O of the Board of Governors of the Federal Reserve System, which governs a bank’s loans to insiders (“Reg O”). Such loans must meet certain standards and must be reported to or, in certain cases, approved by the board of directors of the bank making the extension of credit. At March 29, 2019, the Bank had outstanding approximately $2.6 million in lending commitments with approximately $1.3 million in outstanding balances subject to Reg O. None of these loans involve more than the normal risk of collection or present other unfavorable features.

RELATED PARTY TRANSACTIONS POLICY
The Bank’s Related Party Transactions Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Bank and any executive officer or director, as well as 5% or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The Related Party Transactions Policy provides that in determining whether to approve or ratify any related party transaction, the Nominating and Corporate Governance Committee will consider, among other things, the following factors: (i) whether the terms of the transaction are fair to the Bank and on the same basis as would apply if it did not involve a related party, (ii) whether the Bank has business reasons for entering into the transaction, (iii) whether the transaction would impair the independence of an outside director and (iv) whether the transaction would present an improper conflict of interest for any director or executive officer of the Bank. The only transactions occurring since January 1, 2018, for which disclosure is required under Item 404(a) are described above under “Ordinary Course Loans.”

COMPENSATION OF DIRECTORS
Our Board of Directors establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.
Effective October 1, 2018, the director compensation program was revised to eliminate per meeting fees in favor of an annual retainer system, which is paid quarterly. The following table shows the current compensation structure for non-employee directors. Directors who are full-time compensated employees of the Bank do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Element of Compensation	Position		Amount 10/1/2018-Present	Amount 1/1/2018- 9/30/2018
Annual cash retainer			$64,000	$47,500
	Lead Director		$35,000	$25,000
	Audit Committee	Chair	$15,000	$15,000
		Member[1]	$22,000	$3,000
	Risk Oversight Committee	Chair	$15,000	$15,000
		Member[1]	$17,000	$3,000
		Special Technology Assignment	$10,000	$7,500
	Compensation Committee	Chair	$10,000	$10,000
		Member[1]	$10,000	$—
	Nominating & Corporate Governance Committee	Chair	$10,000	$10,000
		Member[1]	$10,000	$—
Meeting fee			$—	$1,500
Restricted stock units[2]			$91,500	$91,500

[1]	Includes committee chair

[2]	The number of restricted stock shares or units is determined by dividing $91,500 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest whole share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

2018 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	94,375	91,505	—	—	—	185,880
Gary L. Crittenden	97,375	91,505	—	—	—	188,880
Suren K. Gupta	79,250	91,505	—	—	—	170,755
J. David Heaney	98,125	91,505	—	—	15,002(5)	204,632
Vivian S. Lee	78,750	91,505	—	—	—	170,255
Edward F. Murphy	110,875	91,505	—	—	—	202,380
Roger B. Porter	74,625	91,505	—	—	—	166,130
Stephen D. Quinn	114,875	91,505	—	—	—	206,380
Barbara A. Yastine	74,625	91,505	—	—	—	166,130

[1]
Harris H. Simmons, the Bank’s Chairman and CEO, and Scott J. McLean, the Bank’s President and COO, are not included in this table because they are employees of the Bank and thus receive no compensation as directors. Their compensation as employees of the Bank is shown in the Summary Compensation Table on page 50.

[2]	Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.

[3]
Grants of 1,644 shares of restricted stock were made to each director effective June 1, 2018, under the 2015 Omnibus Incentive Plan, which vested immediately on the date of grant. The fair market value on the date of grant was $55.66 per share.

[4]	The directors’ stock option awards outstanding as of December 31, 2018, are set forth in the table below and are also included in the “Common Shares Beneficially Owned” column of the table on page 66.

5
In 2018, Mr. Heaney served as a member of the advisory board of Zions Bancorporation, N.A.’s Amegy Bank division. His 2018 advisory board compensation is reported in the “All Other Compensation” column.

Name	Restricted Stock Awards Outstanding	Stock Options Outstanding	Stock Options Expired in 2018
Jerry C. Atkin	—	—	—
Gary L. Crittenden	—	—	—
Suren K. Gupta	—	—	—
J. David Heaney	—	2,508	—
Vivian S. Lee	—	—	—
Edward F. Murphy	—	—	—
Roger B. Porter	—	—	—
Stephen D. Quinn	—	—	—
Barbara A. Yastine	—	—	—

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Bank deemed to be beneficial owners of 5% or more of the common stock of the Bank as of March 28, 2019.

		Common Stock
Name and Address	Type of Ownership	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Beneficial	22,183,105	12.15%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Beneficial	13,086,266	7.17%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Beneficial	10,294,412	5.64%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	Beneficial	10,142,715	5.56%

The following table shows the beneficial ownership, as of March 28, 2019, of the Bank’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 28, 2019.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A(1)	G(1)	H(1)	J
Jerry C. Atkin	71,153	*			24,000
David E. Blackford	31,364
Paul E. Burdiss	60,338	*
Gary L. Crittenden	6,421	*			16,230
Suren K. Gupta	10,112	*
J. David Heaney	81,047	*
Vivian S. Lee	9,747	*
Scott J. McLean	222,901	*
Edward F. Murphy	15,661	*
Roger B. Porter	88,526	*				2,500
Stephen D. Quinn	176,832	*		200,000
Edward P. Schreiber	80,999	*
Harris H. Simmons	1,505,544	*				412
Barbara A. Yastine	4,099	*
All directors and officers as a group (31 persons)(2)	3,119,855	1.7%	2,530	200,000	40,230	2,912

*
Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than 1% of each class of the outstanding preferred shares except as follows: Mr. Quinn holds approximately 3.6% of the total outstanding Preferred Series G shares, while all directors and officers as a group own approximately 3.6% of the total outstanding Preferred Series G shares; and (ii) Mr. Porter holds approximately 1.8% of the total outstanding Preferred Series J shares, while all directors and officers as a group own approximately 2.1% of the total outstanding Preferred Series J shares.

[1]	Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

[2]
As of December 31, 2018, of the total shares owned by Harris H. Simmons, 377,415 common shares were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans made from such accounts. Of the total shares held by all directors and officers as a group, 417,615 common shares similarly served as collateral and may have been subject to pledge. Less than one-half of one percent of the total outstanding common shares of the Bank were subject to pledge by our directors and officers as a group as of December 31, 2018.

PROPOSALS

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS
The following 11 persons are nominated for election as directors for a one year term:
Jerry C. Atkin
Gary L. Crittenden
Suren K. Gupta
J. David Heaney
Vivian S. Lee
Scott J. McLean
Edward F. Murphy
Stephen D. Quinn
Harris H. Simmons
Aaron B. Skonnard
Barbara A. Yastine

Biographical information for each of the nominees is set out in the section entitled “Director Nominees” on page 5 of this Proxy Statement. Until their successors are elected and qualified, the nominees will constitute our entire elected Board of Directors.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.
We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Bank’s independent registered public accounting firm. The Audit Committee has reappointed the firm of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit the financial statements of the Bank for the year ending December 31, 2019. A resolution will be presented at the meeting to ratify the Audit Committee’s appointment of EY.
EY or its predecessors have audited the Bank’s financial statements each year since 2000. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide audit services to the Bank. The Audit Committee was directly involved in the selection of the current lead audit partner for the Bank, who was designated commencing with the Bank’s 2015 audit.
Services provided to the Bank and its subsidiaries by EY in fiscal 2018 are described under “Fees paid to EY” below.

For the reasons described in the Report of the Audit Committee included following this proposal on page 68, the members of the Audit Committee and the Board believe that continued retention of EY as the Bank’s independent external auditor is in the best interests of the Bank and its shareholders.
Representatives from EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Bank’s independent registered public accounting firm for fiscal 2019.
The affirmative vote of a majority of votes validly cast for or against the proposal will be required for adoption of the ratification of the appointment of our independent registered public accounting firm.
Fees Paid to EY. The Audit Committee reviews and approves the audit fees associated with the Bank’s retention of EY. Aggregate fees for professional services rendered by EY for the Bank with respect to the years ended December 31, 2018 and 2017, were:

($ approximate)	2018	2017
Audit	$3,842,786	$4,003,528
Audit-Related	873,243	556,150
Tax	150,000	173,895
All other	31,085	4,000
Total	$4,897,114	$4,737,573
Audit Fees. Audit fees include fees for the annual audit of the Bank’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Bank’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements.
Audit-Related Fees. Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to merger activities, and certain agreed-upon procedures and compliance engagements.
Tax Fees. Tax fees include trust tax compliance, planning, and advisory services.
All Other Fees. All other fees billed by EY include general consulting fees and other miscellaneous fees.
Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires its pre-approval of all services performed by the independent registered public accounting firm, including non-audit services. In determining whether to pre-approve the provision by EY of a permissible non-audit service, the Audit Committee considers whether the provision of the service by EY could impair the independence of EY with respect to the Bank. As part of this process, the Audit Committee considers the facts and circumstances of the proposed engagement, including whether EY can provide the service more effectively and efficiently than other firms because of its familiarity with the Bank’s operations. The Audit Committee also considers the proposed engagement in light of any other non-audit services that EY provides to the Bank and the fees paid to EY for such services. The Audit Committee requires competitive bidding for non-audit services where it is warranted by the facts and circumstances of the proposed engagement. There were no EY services or fees in 2018 or 2017 that were not approved in advance by the Audit Committee.
Report of the Audit Committee
The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Bank filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Zions Bancorporation, N.A. During 2018, the Audit Committee met 12 times, and held one additional joint meeting with the Risk Oversight Committee. The Audit Committee discussed with the CEO, CFO, controller, internal auditors, and our independent registered public accounting firm, which we refer to as the external auditors, the Bank’s annual and quarterly SEC reports on Forms 10-K and 10-Q including the financial statements and disclosures, prior to their public release. The Audit Committee also reviewed, where appropriate, other selected SEC filings and public disclosures regarding financial matters, such as earnings press releases, prior to their public release. In addition, the Audit Committee reviewed the allowance for credit losses and related methodology and other selected accounting determinations such as accruals for legal and other loss contingencies. The Audit Committee discussed with Bank management and the external auditors changes in accounting rules or standards that could materially impact the Bank’s financial statements and the implementation of those rules or standards.
In discharging its oversight responsibility, the Audit Committee periodically reviews the external auditor’s qualifications, performance and independence in connection with the determination as to whether to retain the external auditors. In conducting its review for its 2019 recommendation to retain EY as external auditors, the Audit Committee considered a number of factors, including the professional qualifications of the external auditor; the external auditor’s historical and more recent performance in connection with the Bank’s audit, including a review of auditor performance surveys completed by the Audit Committee and management and the external auditors’ responses to the same; a review of fees and scope of services; results of external auditor’s peer reviews and Public Company Accounting Oversight Board (PCAOB) examinations; and an evaluation of the external auditors’ independence, including obtaining a formal written statement describing all relationships between the external auditors and the Bank that might bear on such independence and discussing with the external auditors any relationships that may impact their objectivity and independence.
In addition, the Audit Committee discussed with management, the internal auditors, and the external auditors the quality and adequacy of Zions Bancorporation, N.A.’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the PCAOB, SEC, and others, including the statement on Auditing Standards No. 1301 and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee received the written disclosures and the letter from the external auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee. The Audit Committee has also discussed auditor independence with the external auditors. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Bank’s external auditors. The Audit Committee also discussed the results of the internal audit examinations.
During 2018, the Audit Committee reviewed its charter and made minor updates. In addition, the Audit Committee held regular executive sessions without management and private meetings with members of management, regulators of the Bank, internal auditors, and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its charter. The Audit Committee’s charter, which describes the Committee’s roles and responsibilities, is available on the Bank’s website at www.zionsbancorporation.com. See the description of the Audit Committee in this Proxy Statement under “Board Committees” and “Board Involvement in Risk Oversight” for further information about the Audit Committee’s composition and responsibilities.
As set forth in the Audit Committee charter, management of the Bank is responsible for the integrity of the Bank’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing such financial reporting principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Bank’s annual financial statements, reviews of the Bank’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Bank and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2018, with management and internal and external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
Edward F. Murphy, Chairman
Jerry C. Atkin
Gary L. Crittenden
Stephen D. Quinn

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2018 EXECUTIVE COMPENSATION (“SAY ON PAY”)
We are required under Section 14A(a)(1) of the Exchange Act to provide shareholders with the right to cast a nonbinding vote at our 2019 Annual Meeting regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.
Recommendation of the Board:
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby APPROVE, on a nonbinding basis, the 2018 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2018.
The Bank’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over two-thirds of their annual target direct compensation dependent upon short- and long-term performance-based incentives. Further, the Bank’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Bank’s risks carefully and avoid acts and practices that may expose the Bank to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.
In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of the Bank’s common stock under the Bank’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Bank. In addition, the Compensation Committee attached two-year post-vest holding restrictions on the restricted stock unit grants made to Messrs. Simmons and McLean beginning in May 2015. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

As provided by Section 14A(c) of the Exchange Act, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2018, the Compensation Committee considered the shareholder ratification at our 2018 Annual Meeting of the compensation paid to our named executive officers for 2017. At our 2018 Annual Meeting of shareholders, approximately 96% of voting shareholders approved the non-binding advisory resolution regarding compensation of our named executive officers.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2018 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.
Please see Proposal 4 regarding an advisory vote on the frequency of these “Say-on-Pay” votes, which are currently held on an annual basis.

Proposal 4: ADVISORY (NONBINDING) VOTE ON FREQUENCY OF FUTURE SAY ON PAY VOTES ON EXECUTIVE COMPENSATION (“SAY ON FREQUENCY”)
Pursuant to Section 14A(a)(2) of the Exchange Act, we are providing our shareholders with this opportunity to cast a nonbinding vote to determine whether the Say on Pay vote described in Proposal 3 should occur each year, every two years, or every three years. Shareholders also have the option to abstain from voting on the matter.
Recommendation of the Board:
After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Bank, and therefore our Board recommends that you vote for a one-year interval for the advisory Say on Pay vote. The Board believes that an annual advisory vote on executive compensation will allow our shareholders to formally and consistently provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. The Board has also considered the practices of its peers and other similarly situated companies, a large majority of which have adopted annual Say on Pay votes with the support of their respective shareholders.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstention when you vote in response to the following resolution:
RESOLVED, that the Say on Frequency vote option (a vote held once every one, two or three years) that receives the highest number of votes cast in response to this Resolution will be determined to be the frequency preferred by shareholders for the Bank to hold its shareholder advisory vote to approve the compensation of the Bank’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

The Board unanimously recommends that shareholders vote to hold Say on Pay advisory votes ANNUALLY until the Board next solicits shareholder input on frequency.
Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Board will take into account the outcome of the vote when making future decisions on the frequency of Say on Pay votes. In accordance with Section 14A(a)(2) of the Exchange Act, the Bank will include a Say on Frequency vote in its proxy statement no less than once every six years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on its review of such information, the Bank believes that for the period from January 1, 2018 through December 31, 2018, its officers and directors were in compliance with all applicable filing requirements, except as follows: Messrs. Alexander, Anderson, Blackford, and Simmons, and Mr. Stanley Savage, an Executive Vice President of the Bank during a portion of 2018, each filed one late report for one reportable transaction due to oversight by the Bank’s third-party deferred compensation plan administrator. Mr. Quinn filed one late report for one reportable transaction due to Bank oversight.

OTHER MATTERS

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring shareholder nominations of persons for election to the Board of Directors and other business, before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name and other information with respect to any person to be nominated by any shareholder for election as a director of the Bank at any annual meeting of shareholders, must be delivered to our secretary at least 120 days but not more than 150 days before the anniversary of the date of the Proxy Statement for the Annual Meeting for the preceding year, or no sooner than November 20, 2019 and no later than December 20, 2019 with respect to the 2020 Annual Meeting of shareholders. We must receive proposals from our shareholders on or before December 23, 2019, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2020 Annual Meeting of shareholders. Shareholders must meet certain eligibility requirements in order to submit nominations for persons for election as directors to be included in the Bank’s proxy materials. Further, any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of a proposal must contain the following items:

•	Shareholder’s name, address, and share ownership of the Bank

•	Text of the proposal to be presented

•	Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal
The notice stating a desire to nominate any person for election as a director of the Bank must be submitted by an eligible holder of the Bank’s shares, and contain the following items:

•	Shareholder’s name, address, and share ownership of the Bank

•	Name of the person to be nominated

•	Name, age, business address, residential address, and principal occupation or employment of the nominee

•
Nominee’s signed consent confirming that the nominee will serve as a director for the term for which he or she is standing for election if nominated and elected by the shareholders, consents to being named in the proxy statement as a nominee, will comply with the Bank’s Corporate

Governance Guidelines, Code of Business Conduct and Ethics, Related-Party Transaction Policy, Stock Ownership Retention Guidelines and any other rule, regulation, policy or standard of conduct applicable to directors and will provide any information requested by the Bank or its subsidiaries or regulators

•	Number of shares of the Bank owned by the nominee

•	Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made

•	Whether the nominee is eligible for consideration as an independent director

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC
This summary is provided for convenience and is not intended to modify or supplement the Bank’s Bylaws. A copy of our Bylaws specifying the eligibility and notice requirements will be furnished to any shareholder upon written request to our corporate secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Management speaks for the Bank. Inquiries from shareholders should be referred to the CEO or other appropriate officers of the Bank. Shareholders are, however, welcome to communicate directly, and without the concurrence of the Board or CEO, with the lead director of the Board regarding any matters. Shareholders interested in communicating directly with the lead director may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109. All such communications are handled in accordance with the Bank’s Corporate Governance Guidelines approved by the Board. Under that process, our Corporate Secretary reviews and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. The Secretary may elect not to forward summaries or copies of communications that the Secretary believes are business solicitations, resumes, or are abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include processes for the confidential, anonymous submission by Bank employees of reports of alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, or Notice, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Bank if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE
Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured website. To vote by telephone or online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April 19, 2019.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Bank’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Bank undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Bank’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2018.

THE BANK WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE BANK’S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2018, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 11th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

ZIONS BANCORPORATION, N.A.
ONE SOUTH MAIN STREET, 11TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 844-7637
www.zionsbancorporation.com

ZIONS BANCORPORATION

ZIONS BANK
STOCK TRANSFER DEPARTMENT
ONE SOUTH MAIN STREET, 12TH FLOOR
SALT LAKE CITY, UT 84133-1109

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/30/2019 for shares held directly and by 11:59 P.M. ET on 05/28/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/30/2019 for shares held directly and by 11:59 P.M. ET on 05/28/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Jerry C. Atkin	☐	☐	☐
1B Gary L. Crittenden	☐	☐	☐
1C Suren K. Gupta	☐	☐	☐
1D J. David Heaney	☐	☐	☐
1E Vivian S. Lee	☐	☐	☐
1F Scott J. McLean	☐	☐	☐
1G Edward F. Murphy	☐	☐	☐
1H Stephen D. Quinn	☐	☐	☐
1I Harris H. Simmons	☐	☐	☐
1J Aaron B. Skonnard	☐	☐	☐
1K Barbara A. Yastine	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Company's financial statements for the current fiscal year.	☐	☐	☐
3. Approval, on a nonbinding advisory basis, of the compensation paid to the Company's named executive officers with respect to fiscal year ended December 31, 2018.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4 To recommend, by non-binding vote, the frequency of the shareholder non-binding vote to approve executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000416527_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Review is/are available at www.proxyvote.com

ZIONS BANCORPORATION, N.A.
Annual Meeting of Shareholders
May 31, 2019 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Connie S. Larson and Karen Tomkinson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on May 31, 2019, at the Zions Bank Building Founders Room - 18th Floor, One South Main Street, Salt Lake City, UT 84133, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000416527_2 R1.0.1.18

Continued and to be signed on reverse side